Exhibit 2.1

UNIT PURCHASE AGREEMENT

by and among

VERTEX ENERGY, INC.,

VERTEX ACQUISITION SUB, LLC

and

THE SELLERS NAMED HEREIN

Dated as of August 14, 2012

TABLE OF CONTENTS
ARTICLE 1	RESTRUCTURING, PURCHASE AND SALE OF UNITS	1
1.01	Completion of Restructuring	1
1.02	Purchase and Sale of Units	1
1.03	Payment.	2
1.04	Closing; Real Property Escrow	5
1.05	Holdback Escrow Deposit	6
1.06	Earn-Out.	7
ARTICLE 2	CONDITIONS PRECEDENT TO CLOSING	10
2.01	Conditions to Buyer’s Obligations	10
2.02	Conditions to the Obligations of Sellers and Target	13
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF HOLDINGS	14
3.01	Entity Status	14
3.02	Authorization; Valid and Binding Agreement	14
3.03	No Breach	15
3.04	Ownership	15
3.05	Brokerage	15
3.06	Securities Matters.	15
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF TARGET AND HOLDINGS	17
4.01	Formation and Power	17
4.02	Transferred Partnerships	17
4.03	Authorization; Valid and Binding Agreement	17
4.04	No Breach	18
4.05	Capitalization	18
4.06	Financial Statements	18
4.07	Absence of Certain Developments	19
4.08	Properties	21
4.09	Tax Matters	22
4.10	Contracts and Commitments	23
4.11	Intellectual Property	25

4.12	Legal Proceedings	26
4.13	Employee Benefit Plans	27
4.14	Insurance	29
4.15	Compliance with Laws	29
4.16	Environmental Matters	29
4.17	Affiliated Transactions	30
4.18	Employment and Labor Matters	30
4.19	Brokerage	31
4.20	Licenses, Permits and Approvals	31
4.21	Material Customers and Suppliers	31
4.22	Bank Accounts	32
4.23	Accounts Receivable	32
4.24	Information Security and Data Privacy	32
4.25	Inventories	32
4.26	Product Warranties and Liabilities	32
4.27	Undisclosed Liabilities	33
4.28	Books and Records	33
4.29	FCPA Compliance and No Unlawful Payments	33
4.30	Disclosure	33
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF B&S LP	34
5.01	Entity Status	34
5.02	Authorization; Valid and Binding Agreement	34
5.03	No Breach	34
5.04	Ownership	34
5.05	Brokerage	34
5.06	No Other Business Assets	35
5.07	Tax Matters	35
5.08	Environmental Matters	35
ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER	36
6.01	Organization and Power	36

6.02	Authorization; Valid and Binding Agreement	36
6.03	No Breach	36
6.04	Litigation	36
6.05	Brokerage	36
6.06	Investment Representation	36
6.07	Validity of Shares; Listing	37
6.08	Listing and Maintenance Requirements	37
6.09	Reports	37
ARTICLE 7	COVENANTS OF SELLER PARTIES	37
7.01	Conduct of the Business	37
7.02	Access	38
7.03	Conditions	38
7.04	Updated Disclosures	38
7.05	Maintenance of Existence of Holdings	39
7.06	Restructuring	39
7.07	Employee Matters	41
7.08	Confidentiality	41
7.09	Title Insurance; Title Items; Survey Items	41
7.10	Change of Entity Names	44
ARTICLE 8	COVENANTS OF BUYER	44
8.01	Regulatory Filings	44
8.02	Conditions	44
8.03	Employment Matters	44
8.04	Rule 144	45
8.05	BUYER’S “AS IS” COVENANTS	45
8.06	Assumed Liabilities	47
ARTICLE 9	TERMINATION	48
9.01	Termination	48
9.02	Effect of Termination	48

ARTICLE 10	ADDITIONAL COVENANTS AND AGREEMENTS	48
10.01	Survival	48
10.02	Indemnification of Buyer	49
10.03	Indemnification of Sellers	52
10.04	Holdback Escrow	52
10.05	Procedures Relating to Indemnification	52
10.06	No Contribution	54
10.07	Determination of Loss Amount	54
10.08	Exclusive Remedy	54
10.09	Tax Matters	55
10.10	Further Assurances	59
10.11	Express Negligence Rule	59
ARTICLE 11	DEFINITIONS	60
11.01	Definitions	60
11.02	Other Definitional Provisions	73
ARTICLE 12	MISCELLANEOUS	74
12.01	Press Releases and Communications	74
12.02	Expenses	74
12.03	Notices	75
12.04	Assignment	76
12.05	Severability	76
12.06	No Strict Construction; Disclosure Schedules	76
12.07	Amendment and Waiver	77
12.08	Complete Agreement	77
12.09	Counterparts	77
12.10	Governing Law	77
12.11	Consent to Jurisdiction and Service of Process	77
12.12	Waiver of Jury Trial	78
12.13	No Third-Party Beneficiaries	78
12.14	Specific Performance	78
12.15	Conflict Between Transaction Documents	78
12.16	Release	78
12.17	Nature of Sellers’ Obligations	79
12.18	Seller Representative	79
12.19	Action by Buyer	80

Exhibits

Exhibit A                     Allocation of Purchase Price
Exhibit B                      Form of Opinion of Counsel
Exhibit C                      Form of Assignment, Transfer and Assumption Agreement
Exhibit D                      Example of EBITDA Calculation
Exhibit E                      Form of Employee Confidentiality and Proprietary Rights Agreement
Exhibit F-1                   Form of Employment Agreement Amendment (Executive)
Exhibit F-2                   Form of Employment Agreement Amendment
Exhibit G                      List of Excluded Assets
Exhibit H                      Form of Holdback Escrow Agreement
Exhibit I                       Form of Intellectual Property Assignment Agreement
Exhibit J                       Form of Non-competition Agreement

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of August 14, 2012 (“Effective Date”), by and among Vertex Energy, Inc., a Nevada corporation (“Buyer”), Vertex Acquisition Sub, LLC, a Nevada limited liability company (“Target”), Vertex Holdings, L.P., a Texas limited partnership (“Holdings”), and B & S Cowart Family L.P., a Texas limited partnership (“B&S LP” and together with Holdings, the “Sellers”).  Target and the Sellers are sometimes referred to herein collectively as the “Seller Parties.”  Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 11 below.

WHEREAS, Holdings and its subsidiaries are engaged in the business of transporting, storing, processing and refining petroleum products, crudes and used lubricants (the “Business”), and B&S LP owns certain real property and improvements upon which the Business is conducted;

WHEREAS, Holdings organized Target, and the Sellers have or will transfer the Business and certain real property owned by B&S LP to Target pursuant to the Restructuring (as defined herein), including without limitation the equity interests owned by Holdings in Cedar Marine Terminals, L.P., a Texas limited partnership (“Cedar Marine”), Crossroad Carriers, L.P., a Texas limited partnership (“Crossroad”), Vertex Recovery, L.P., a Texas limited partnership (“Recovery”), and H&H Oil, L.P., a Texas limited partnership (“H&H Oil” and together with Cedar Marine, Crossroad and Recovery, the “Transferred Partnerships”);

WHEREAS, Holdings and B&S LP will upon completion of the Restructuring own all of the issued and outstanding units representing membership interests (the “Units”) of Target; and

WHEREAS, upon the terms and subject to the conditions set forth herein, concurrent with completion of the Restructuring, Buyer intends to acquire from Holdings and B&S LP all of the Units, and Holdings and B&S LP intend to sell to Buyer all of such Units.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Parties agree as follows:

ARTICLE 1
RESTRUCTURING, PURCHASE AND SALE OF UNITS

1.01 Completion of Restructuring.  At or prior to the Closing, Target and each of the Sellers shall take, and shall cause each of its respective Affiliates to take, all actions necessary to cause the Restructuring to be completed in accordance with Section 7.06.

1.02 Purchase and Sale of Units.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Sellers, all of the Units owned by the Sellers, free and clear of all Liens, in exchange for the payment by Buyer to Sellers of the Purchase Price as provided in this Agreement.

1.03 Payment.

(a) Purchase Price.

(i) Consideration for Units of Holdings.  The consideration for the Units to be sold by Holdings shall be an amount equal to the Net Cash Payment (subject to the Post-Closing Adjustment pursuant to Section 1.03(e)(v)), plus the Stock Consideration, plus the Holdback Escrow Amount, plus the amount of the Existing BofA Debt as of the Closing Date, plus the aggregate amount of all Earn-Out Payments, if any (collectively, the “Holdings Purchase Price”).  The Parties agree to allocate the Holdings Purchase Price for Tax purposes as provided in Section 10.09(i).

(ii) Consideration for Units of B&S LP.  The consideration for the Units to be sold by B&S LP shall be an amount equal to the Owned Real Property Consideration.

(b) Closing Payments.  For purposes of this Agreement, the “Closing Payments” shall consist of the following:

(i) to Holdings,

1. an amount in cash (the “Net Cash Payment”) equal to Fourteen Million, Eight Hundred Thousand Dollars ($14,800,000) (subject to the Closing Adjustment pursuant to Section 1.03(d)(ii)), minus the amount of the Existing BofA Debt as of the Closing Date, minus the Holdback Escrow Amount;

2. certificates evidencing 4,545,455 shares of the Buyer Common Stock (the “Stock Consideration”); and

(ii) to B&S LP, an amount in cash equal to the Owned Real Property Consideration.

(c) Closing Payments, Holdback Escrow Amount, Debt Repayment Amount.

(i) On the Closing Date, Buyer shall deliver: (1) to Holdings, an amount in cash equal to the Net Cash Payment by wire transfer of immediately available funds to the account specified by the Seller Representative to Buyer at least two (2) Business Days prior to Closing; (2) on behalf of and at the express direction of Holdings, to the general and limited partners of Holdings listed in Exhibit A, the Stock Consideration, evidenced by restricted stock certificates of Buyer in such amounts listed in Exhibit A; and (3) to B&S LP, an amount in cash equal to the Owned Real Property Consideration by wire transfer of immediately available funds to the account specified by the Seller Representative to Buyer at least two (2) Business Days prior to Closing.

(ii) In addition to the Closing Payments under Section 1.03(c)(i), at the Closing, Buyer shall deliver the Holdback Escrow Amount to the Holdback Escrow Agent to hold pursuant to Section 1.05 and the terms and conditions of the Holdback Escrow Agreement.

(iii) On or before the Closing, the Sellers shall have delivered to Buyer a Payoff Letter from the holders of the Existing BofA Debt and the Existing Real Property Debt setting forth the amount of such Indebtedness and prepayment or similar fees and accrued interest due to such holder as of the Closing Date (collectively, the “Debt Repayment Amount”).  Each such holder of Indebtedness shall have released and discharged (or agreed to the reasonable satisfaction of Buyer to release and discharge) on the Closing Date such Indebtedness and any Liens securing the same, against payment by Buyer of such holder’s portion of the Debt Repayment Amount.  Such Payoff Letters shall also set forth the account or accounts to which funds shall be wired at Closing in order to satisfy payment and discharge in full of same pursuant to Section 2.01(e)(xvi).  On the Closing Date, Buyer shall deposit the Debt Repayment Amount into the Real Property Escrow (defined below) for payment to the holders of the Existing BofA Debt and the Existing Real Property Debt on behalf of the Sellers, in immediately available funds pursuant to the delivery instructions given in the Payoff Letters.

(d) Estimated Net Working Capital.

(i) Between the Effective Date and the Closing Date, the Seller Representative shall keep Buyer reasonably informed regarding its preparation of the calculation of Estimated Net Working Capital pursuant to this Section 1.03(d), and shall consider in good faith any comments made by Buyer with respect thereto.  Within five (5) Business Days, but in no event less than three (3) Business Days, prior to the Closing Date, the Seller Representative shall deliver to Buyer (A) its final good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”) and (B) a certificate of the Seller Representative that the Estimated Net Working Capital was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited Financial Statements for the most recent fiscal year end as if such Estimated Net Working Capital was being prepared and audited as of a fiscal year end.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Net Working Capital minus the Net Working Capital Target.  If the Closing Adjustment is a positive number, the Net Cash Payment shall be increased by the amount of the Closing Adjustment.  If the Closing Adjustment is a negative number, the Net Cash Payment shall be reduced by the amount of the Closing Adjustment.

(e) Post-Closing Net Working Capital Adjustment.

(i) As promptly as practicable, but in any event within forty-five (45) days after the Closing Date, Buyer will deliver to the Seller Representative: (A) an unaudited, consolidated balance sheet of Target and the Transferred Partnerships as of the Closing Date (the “Closing Date Balance Sheet”) and (B) its calculation of Net Working Capital as of the Closing Date, in each case duly certified by Buyer as setting forth Buyer’s good faith determination of Net Working Capital in accordance with the terms of this Agreement, and together, in each case, with reasonable supporting documentation (together, the “Closing Statement”).  The Closing Statement shall be prepared in a manner consistent with the definition of the term “Net Working Capital” set forth in this Agreement and under GAAP, as applicable. The Closing Statement shall disregard: (x) except as expressly set forth herein, any and all effects on the assets or liabilities of Target and the Transferred Partnerships as a result of the transactions contemplated herein or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated herein; and (y) any of the plans, transactions or changes that Buyer intends to initiate or make, or cause to be initiated or made, after the Closing with respect to Target and the Transferred Partnerships or their respective businesses or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.

(ii) Buyer, Target and the Transferred Partnerships shall grant the Seller Representative and its authorized representatives reasonable access to all such papers and documents and all such personnel as it or its representatives may reasonably request, and the Seller Representative shall have up to twenty (20) days after receiving the Closing Statement to review the Closing Statement (the “Review Period”).

(iii) To the extent that the Seller Representative confirms its acceptance of the Closing Statement within the Review Period or has not objected in writing to the calculation of Net Working Capital on the Closing Statement by the end of the Review Period, the Closing Statement and the calculation of Net Working Capital thereon as prepared by Buyer shall be final, binding and non-appealable by the Parties.

(iv) If the Seller Representative has any objections to the Closing Statement, the Seller Representative shall deliver to Buyer a statement (an “Objections Statement”) describing in reasonable detail those items and amounts to which the Seller Representative objects (the “Disputed Items”).  The Seller Representative and Buyer shall negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within twenty (20) days after the delivery of the Objections Statement to Buyer, the Seller Representative and Buyer shall submit any unresolved Disputed Items to Pannell Kerr Forster of Texas, P.C. (“PKF”); provided that, if PKF is unable or unwilling to serve in such capacity, the Seller Representative and Buyer shall submit any unresolved Disputed Items to an alternative mutually agreed upon independent accounting or valuation firm of national reputation (PKF or such alternative firm, the “Firm”).  Each Party may furnish to the Firm such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party.  Each of Seller Representative and Buyer shall use its commercially reasonable efforts to cause the Firm to resolve such unresolved Disputed Items and notify them in writing of such resolution as soon as practicable, but in any event within twenty (20) days after the date on which the Firm is first retained.  In resolving any disputed item, the Firm shall resolve each item of disagreement based solely on the supporting material provided by Buyer and the Seller Representative and not pursuant to an independent review, and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case presented to the Firm.  The decision of the Firm regarding each of the Disputed Items shall be final, binding and non-appealable by the Parties.  Each Party shall bear its own costs and expenses in connection with the resolution of such dispute by the Firm.  The fees and expenses of the Firm shall be borne on a proportionate basis by Buyer and Sellers based on the inverse proportion of the respective percentages of the dollar value of Disputed Items determined in favor of Buyer and Sellers, respectively.  The Seller Representative and Buyer shall, and Buyer shall cause Target and the Transferred Partnerships to, cooperate fully with the Firm and respond on a timely basis to all requests for information or access to documents or personnel made by the Firm, all with the intent to fairly and in good faith resolve all Disputed Items as promptly as reasonably practicable.  Once all Disputed Items are resolved, the calculation of the Net Working Capital on the Closing Statement shall be adjusted, as appropriate, to reflect (A) any resolution of Disputed Items as agreed between Buyer and the Seller Representative; and/or (B) any determination of Disputed Items by the Firm, and the Closing Statement and the calculation of the Net Working Capital thereon (in each case, as so adjusted) shall be final, binding and non-appealable by the Parties.

(v) The post-closing adjustment shall be an amount equal to the Final Net Working Capital minus the Estimated Net Working Capital (the “Post-Closing Adjustment”).  If the Post-Closing Adjustment is a positive number, Buyer shall pay to the Seller Representative an amount equal to the Post-Closing Adjustment, by wire transfer of immediately available funds.  If the Post-Closing Adjustment is a negative number, Sellers shall be jointly and severally liable to pay to Buyer an amount equal to the Post-Closing Adjustment, by wire transfer of immediately available funds, subject to Sections 10.02(b) and (d).

(vi) All payments required pursuant to this Section 1.03(e) shall be deemed to be adjustments, for Tax purposes, to the Holdings Purchase Price.

1.04 Closing; Real Property Escrow.

(a) Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated in this Agreement (the “Closing”) shall be held no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE 2 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Mayer Brown LLP, located at 700 Louisiana Street, Suite 3400, Houston, Texas, 77002, or at such other time or on such other date or at such other place as the Seller Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, that the portion of the Restructuring involving the sale and transfer by B&S LP to Target of the B&S Real Property shall occur on the Closing Date at the offices of Chicago Title Insurance Company, 712 Main Street, Suite 2000E, Houston, Texas, 77002, Attn: Christine Belcher Karnauch, Vice President (“Real Property Escrow Officer”), telephone: 713-238-9142 (the “Real Property Escrow Company” and/or “Title Company”, as applicable) through escrow number 3710000774 (“Real Property Escrow”) established by the Real Property Escrow Company.  The Closing shall be deemed to occur at, and the calculation of all Closing amounts to be made hereunder (including the calculation of Net Working Capital) shall be made as of, 12:01 a.m. Houston, Texas time on the Closing Date.

(b) Deposits into Real Property Escrow.  Pursuant to the Restructuring, not later than 11:00 a.m. Houston time on the Business Day immediately preceding the Closing Date, Sellers will deposit into the Real Property Escrow the warranty deeds and other documents and instruments required to convey title of the B&S Real Property to Target, and to release the Required Title Items (including lien of the Existing Real Property Debt from encumbering said Real Property).  Not later than 11:00 a.m. Houston time on the Closing Date, Buyer shall deposit into the Real Property Escrow all funds, documents and instruments required to pay the Existing Real Property Debt in full, along with any additional costs and expenses attributable to Buyer as provided herein.  The costs and expenses of the Real Property Escrow shall be split evenly between Sellers and Buyer.  Sellers shall pay the premium for the Title Policies, and Buyer shall pay the costs of any endorsements to the Title Policies requested by Buyer.

(c) Prorations.  Not less than five (5) days prior to the Closing Date (the “Proration Document Date”), B&S LP shall provide to Buyer such information and verification reasonably necessary to support the prorations set forth in clauses (i) through (iii) hereinbelow, which prorations shall be reflected in the Owned Real Property Consideration between Sellers and Buyer as provided below, and which prorations shall be based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Buyer.

(i) Taxes and Assessments.  The Owned Real Property Consideration shall be reduced dollar-for-dollar by any accrued but unpaid real estate Taxes and assessments (including, without limitation, any special assessments and/or assessments imposed by private covenant) applicable to any period before the Closing Date, even if such Taxes and assessments are not yet due and payable.  If the amount of any such Taxes has not been determined as of Closing, proration shall be based on one hundred and ten percent (110%) of the most recent ascertainable Taxes.  Such Taxes shall be re-prorated upon issuance of the final Tax bill.

(ii) Service Contracts.  Before the Proration Document Date, B&S LP shall deliver to Buyer a true, correct and complete list of any and all service contracts relating to the Pflugerville Real Property and the Baytown Real Property (the “Service Contracts”), together with a statement of any known defaults by any party under any Service Contract.  The Owned Real Property Consideration shall be reduced dollar-for-dollar by any unpaid charges under Service Contracts applicable to any period prior to the Closing Date, even if such charges are not yet due and payable, and the Owned Real Property Consideration shall be increased dollar-for-dollar by any charges under Service Contracts that have been paid prior to the Closing Date but are applicable to any period after the Closing Date.

(iii) Utilities.  B&S LP shall cause the meters, if any, for utilities serving the Pflugerville Real Property and the Baytown Real Property to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings.  If any such meter reading for any utility is not available, then prorations shall be made on the basis of the most recently issued bills therefor that are based on meter readings no earlier than thirty (30) days before the Closing Date.  Such utility charges shall be re-prorated when the next utility bills are received.  The Owned Real Property Consideration shall be reduced dollar-for-dollar by any unpaid utility charges applicable to any period prior to the Closing Date, even if such charges are not yet due and payable, and the Owned Real Property Consideration shall be increased dollar-for-dollar for any utility charges that have been paid prior to the Closing Date but are applicable to any period after the Closing Date.

1.05 Holdback Escrow Deposit.  At the Closing, the Holdback Escrow Amount shall be deposited by Buyer into the Holdback Escrow Account, which shall be managed by the Holdback Escrow Agent. The Holdback Escrow Amount plus any interest accrued thereon will be available for a period of eighteen (18) months from the date of the Closing (the “Holdback Escrow Period”) to satisfy any amounts that may be owed by the Sellers to Buyer under the terms of this Agreement. Upon expiration of the Holdback Escrow Period, all funds remaining in the Holdback Escrow Account shall be paid to the Sellers provided no claims against the escrow are then pending, all according to the terms of the Holdback Escrow Agreement.

1.06 Earn-Out.

(a) Earn-Out Payments.  As additional consideration for the Units sold by Holdings to Buyer, at such times as provided in Section 1.06(d), Buyer shall pay to the Seller Representative (for the benefit of Holdings) with respect to each Earn-out Period an amount, if any (each, an “Earn-out Payment”), set forth in this Section 1.06, if the Combined Company EBITDA meets or exceeds the metrics as set forth below:

(i) Holdings shall be paid an aggregate of $2,233,333 if the amount of Combined Company EBITDA equals or exceeds $10,750,000 during the First Earn-out Period;

(ii) Holdings shall be paid an aggregate of $2,233,333 if the amount of Combined Company EBITDA equals or exceeds $12,000,000 during the Second Earn-out Period; and

(iii) Holdings shall be paid an aggregate of $2,233,333 if the amount of Combined Company EBITDA equals or exceeds $13,500,000 during the Third Earn-out Period.

If the Combined Company EBITDA for a particular Earn-Out Period does not exceed the applicable Combined Company EBITDA target set forth in this Section 1.06(a), no Earn-out Payment shall be due for such Earn-out Period.

(b) Procedures Applicable to Determination of the Earn-out Payments.

(i) On or before the date that is forty-five (45) days after the last day of each Earn-out Period (the “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to the Seller Representative a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Combined Company EBITDA for the applicable Earn-out Period and its calculation of any resulting Earn-out Payment (in each case, an “Earn-out Calculation”).

(ii) The Seller Representative shall have thirty (30) days after receipt of the Earn-out Calculation Statement for each Earn-out Period (in each case, the “Earn-out Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein.  During the Earn-out Review Period, the Seller Representative and its accountant shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Combined Company EBITDA and any resulting Earn-out Payment.  Prior to the expiration of the Earn-out Review Period, the Seller Representative may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Earn-out Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer.  Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by the Seller Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If the Seller Representative fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Earn-out Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the Parties. If the Seller Representative timely delivers an Earn-out Calculation Objection Notice, Buyer and the Seller Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Combined Company EBITDA and the Earn-out Payment for the applicable Earn-out Period.  If Buyer and the Seller Representative are unable to reach agreement within ten (10) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to a Firm appointed by mutual agreement of Buyer and the Seller Representative.  The Firm shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than twenty (20) days after such submission to the Firm, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice.  If unresolved disputed items are submitted to the Firm, Buyer and the Seller Representative shall each furnish to the Firm such work papers, schedules and other documents and information relating to the unresolved disputed items as the Firm may reasonably request. The Firm shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and the Seller Representative, and not by independent review. The resolution of the dispute and the calculation of Combined Company EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Firm shall be final and binding on the Parties.  The fees and expenses of the Firm shall be borne by Holdings and Buyer in proportion to the amounts by which their respective calculations of Combined Company EBITDA differ from Combined Company EBITDA as finally determined by the Firm.

(c) Independence of Earn-out Payments.  Buyer’s obligation to pay each of the Earn-out Payments in accordance with Section 1.06(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment.  For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-out Payment for the First Earn-out Period are not satisfied, but the conditions precedent to the payment of the Earn-out Payment for the Second Earn-out Period are satisfied, then Buyer would be obligated to pay such Earn-out Payment for the Second Earn-out Period for which the corresponding conditions precedent have been satisfied, and not the Earn-out Payment for the First Earn-out Period.

(d) Timing of Payment of Earn-out Payments.

(i) Subject to Section 1.06(d)(ii), any Earn-out Payment that Buyer is required to pay pursuant to Section 1.06(a) hereof shall be paid in full no later than five (5) Business Days following the date upon which the determination of Combined Company EBITDA for the applicable Earn-out Period becomes final and binding upon the Parties as provided in Section 1.06(b)(ii) (including any final resolution of any dispute raised by the Seller Representative in an Earn-out Calculation Objection Notice).  Buyer shall pay to Holdings the applicable Earn-out Payment in cash by wire transfer of immediately available funds pursuant to written wire transfer instructions delivered to Buyer by the Seller Representative at least two (2) Business Days prior to the date such payment is due.

(ii) Notwithstanding Section 1.06(d)(i), the timing of any Earn-out Payment shall be conditioned on the satisfaction of the following conditions:

1. Buyer shall have reasonably determined in good faith that the payment of such Earn-out Payment would not unduly constrain the financial condition of Buyer; and

2. Buyer shall be in compliance with all covenants under the Buyer Debt Agreements, both immediately prior to and immediately after giving effect to such Earn-out Payment.

If either of the conditions set forth in this Section 1.06(d)(ii) with respect to an Earn-out Payment is not satisfied, (x) Buyer shall continue to owe such Earn-out Payment to Holdings, and (y) Buyer shall pay the Earn-out Payment in quarterly installments on a deferred basis, not to accrue interest, based on the maximum possible payments that would not result in a violation of the conditions set forth in this Section 1.06(d)(ii).

(e) Acceleration upon Buyer’s Election.  At any time after the Closing Date, Buyer may, in its sole discretion, elect to make a payment to Holdings in the amounts set forth in Section 1.06(a) that correspond to the Earn-out Period in which Buyer has elected to make such payment that, upon payment thereof, shall fully release and discharge Buyer, its successors and assigns from any further liability or obligation pursuant to this Section 1.06.

(f) Post-closing Operation of Target.  Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of Target.  Buyer has no obligation to operate Target in order to achieve any Earn-out Payment or to maximize the amount of any Earn-out Payment; provided, however, Buyer covenants and agrees not to take any action in bad faith that would have the purpose of avoiding or reducing any of the Earn-out Payments.

(g) No Security.  The Parties understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or Target, (ii) Holdings shall not have any rights as a security holder of Buyer or Target as a result of its contingent rights to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.  Any attempted transfer of the right to the Earn-out Payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

(h) No Fiduciary Duty.  Nothing in this Section 1.06 or in this Agreement shall create a fiduciary duty on the part of Buyer, Target or any of their respective Affiliates (or any of their respective representatives) to Holdings with respect to the Earn-out Payments.

(i) Withholding.  Buyer shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to the Sellers such amounts as are required to be withheld or deducted under the Code, or any provision of U.S. state or local or foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Taxing Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers.

(j) Right of Set-off.  Following the final release of the Holdback Escrow Funds pursuant to Section 10.04, Buyer shall have the right to withhold and set off against any unpaid amounts otherwise due to be paid pursuant to this Section 1.06 the amount of any Losses to which any Buyer Indemnitees may be entitled under Section 10.02(a)(i)(6).  For the avoidance of doubt, the amounts that Buyer shall be entitled to withhold and set off pursuant to this Section 1.06(j) shall not be reduced by any Losses paid from the Holdback Escrow Funds other than Losses paid pursuant to claims under Section 10.02(a)(i)(6) prior to the Survival Date.

ARTICLE 2

CONDITIONS PRECEDENT TO CLOSING

2.01 Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated in this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived in writing at the option of Buyer in its sole discretion):

(a) The representations and warranties set forth in ARTICLE 3, ARTICLE 4 and ARTICLE 5 hereof (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates) shall be true and correct (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Effective Date and as of the Closing Date as though then made and as though the Closing Date were substituted for the Effective Date throughout such representations and warranties.

(b) Target and Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing, and the Restructuring as contemplated in Section 7.06 shall be complete.

(c) No statute, rule, regulation, ruling, order, consent, judgment or injunction shall be in effect that would, nor shall any Proceeding before any court or other Governmental Body be pending wherein an unfavorable judgment, decree or order would, prevent the performance of this Agreement or the consummation of any of the transactions contemplated herein, declare unlawful the transactions contemplated in this Agreement or cause such transactions to be rescinded.

(d) The Parties shall have terminated the Services Agreement dated as of April 16, 2009 between Holdings and Buyer, to the reasonable satisfaction of Buyer.

(e) The Sellers shall have delivered to Buyer each of the following:

(i) a certificate executed by an officer of each of Target and the Sellers, dated the Closing Date, stating that the preconditions specified in Section 2.01(a) and Section 2.01(b) as they relate to Target and the Sellers have been satisfied;

(ii) a copy of the Holdback Escrow Agreement, duly executed by the Sellers and the Holdback Escrow Agent;

(iii) (A) the certificate of formation of Target and each of the Transferred Partnerships each as certified by the appropriate Governmental Body; and (B) a certificate of good standing of Target and the Transferred Partnerships from the appropriate Governmental Body, and each other state in which Target or any Transferred Partnership is qualified to do business as set forth on Schedules 4.01 and 4.02, in each case dated within thirty (30) calendar of the Closing Date;

(iv) a certificate of the Secretary of Target and each Seller given on behalf of Target and such Seller, respectively, and not in an individual capacity, certifying as to, as applicable, (i) the Organizational Documents of Target; (ii) resolutions duly adopted by the managers (or the equivalent) of Target and such Seller authorizing the execution and delivery of this Agreement and the other agreements contemplated herein, as applicable, by Target and such Seller and the performance by Target and such Seller of the transactions contemplated herein and therein; and (iii) incumbency and signatures of the officers of Target and such Seller;

(v) an executed certificate of an officer of each of the Sellers, certifying, under penalty of perjury and pursuant to Treasury Regulations Section 1.1445-2(b)(2), that such Seller is not a foreign person within the meaning of Sections 1445 and 897 of the Code;

(vi) a consent of Target, executed by Benjamin P. Cowart and Chris Carlson, as the managers of Target;

(vii)  the consents of the Sellers to the transactions contemplated in this Agreement, executed by the partners and managers of Sellers listed in Schedule 2.01(e)(vii) hereto;

(viii) the duly executed resignations of the manager of Target and the general partner of each of the Transferred Partnerships listed on Schedule 2.01(e)(viii), and appointment of a replacement manager of Target and replacement general partner of each of the Transferred Partnerships, in each as designated by Buyer, effective as of the Closing Date;

(ix) the title policies contemplated in Section 7.09;

(x) a duly executed amendment of the CMT Lease, waiving landlord’s right to acquire the interest of Cedar Marine in such lease due to a change of control based on the Restructuring and/or the transactions contemplated in this Agreement;

(xi) an irrevocable membership interest transfer power with respect to the Units executed by Holdings and B&S LP and such additional instruments of transfer of the Units as Buyer may reasonably request to vest in Buyer all the right, title and interest in and to the Units;

(xii) copies of all documents documenting, or entered into in connection with, the Restructuring, all of which shall have been reviewed and approved by Buyer prior to the Restructuring.  These documents shall include any and all: (A) deeds, bills of sale or other appropriate documents of transfer, transferring to Target the Transferred Business Assets identified in the Assignment, Transfer and Assumption Agreement; (B) assignments assigning to Target all Intellectual Property of the Sellers; (C) assignment and assumption agreements, assigning to Target all rights of the Sellers and their Affiliates in and to all Contracts to be assigned to Target; and (D) to the extent available, registrations and other filings made in connection with any Transferred Business Assets to be transferred to Target pursuant to the Restructuring, including those with respect to any Target Owned Intellectual Property;

(xiii) an opinion from counsel to the Sellers in form and substance as set forth in Exhibit B attached hereto, addressed to Buyer, and dated as of the Closing Date;

(xiv) the Non-competition Agreement, duly executed by Benjamin P. Cowart, Chris Carlson and Greg Wallace;

(xv) the Employment Agreement Amendments, duly executed by Benjamin P. Cowart, Chris Carlson and Greg Wallace;

(xvi) customary payoff letters from each financial institution or other lender to which the Sellers are obligated with respect to the repayment of Indebtedness confirming the total payment required to be made as of the Closing Date to repay in full the Debt Repayment Amount, and stating that, upon payment of such amount, any Liens securing such Indebtedness shall thereupon be released or authorizing the Sellers to file the applicable termination statements in respect of such indebtedness and setting forth pay-off instructions for making such repayment on the Closing Date (such letters being referred to as the “Payoff Letters”);

(xvii) a written instrument from each of the individuals listed on Schedule 2.01(e)(xvii) accepting Buyer’s offer of employment, effective on the Closing Date;

(xviii) an executed Statement of Representations and Warranties of Proposed Shareholder in the form attached hereto as Schedule 2.01(e)(xviii), executed by each of the general and limited partners of Holdings listed on Exhibit A;

(xix) a guarantee of Holdings’ obligations under Section 10.02(f) (limited to seventy-six and sixty-four one hundredths percent (76.64%) of the Cleanup costs or any other Losses payable by Holdings under Section 10.02(f)), in a form satisfactory to Buyer and Benjamin P. Cowart, executed by Benjamin P. Cowart;

(xx) escrow instructions to the Real Property Escrow Company in a form mutually satisfactory to B&S LP and Buyer, executed by B&S LP; and

(xxi) the Employee Confidentiality and Proprietary Rights Agreements, duly executed by each of the Continuing Employees and the Retained Employees.

(f) Buyer shall have received a fairness opinion from Craig-Hallum Capital Group LLC to the effect that, as of the date of such opinion, subject to the assumptions and limitations set out therein, the consideration paid by Buyer in connection with the transactions contemplated in this Agreement is fair, from a financial point of view, to Buyer.

(g) Buyer shall have completed its due diligence review of Target and the Transferred Partnerships and shall be satisfied with the results thereof.

(h) Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated herein, refinance the Existing BofA Debt and the Existing Real Property Debt and fund the working capital requirements of Target and the Transferred Partnerships after the Closing.

(i) The condition set forth in Section 7.09(b)(i) shall have been satisfied.

(j) No change, effect, event, occurrence, state of facts or development shall have occurred since the Effective Date that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

2.02 Conditions to the Obligations of Sellers and Target.  The obligations of Target and Sellers to consummate the transactions contemplated in this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived in writing at the option of Sellers in their sole discretion):

(a) The representations and warranties of Buyer set forth in ARTICLE 6 hereof (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates) shall be true and correct as of the Closing Date as though then made and as though the Closing Date were substituted for the Effective Date throughout such representations and warranties, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the business of Buyer.

(b) Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing, including but not limited to the covenants of Buyer set forth in ARTICLE 7 and ARTICLE 8 hereof.

(c) No statute, rule, regulation, ruling, order, consent, judgment or injunction shall be in effect that would, nor shall any Proceeding before any court or other Governmental Body be pending wherein an unfavorable judgment, decree or order would, prevent the performance of this Agreement or the consummation of any of the transactions contemplated herein, declare unlawful the transactions contemplated in this Agreement or cause such transactions to be rescinded.

(d) Buyer shall, concurrently with the Closing, make the payments and deliveries set forth in Sections 1.03(c) to be made by it on the Closing Date.

(e) Buyer shall, concurrently with the Closing, make all deposits and deliveries into the Real Property Escrow required by the Real Property Escrow Officer to pay the Existing Real Property Debt in full and transfer title of the B&S Real Property to Target.

(f) Buyer shall have delivered to Holdings each of the following:

(i) a certificate executed by an officer of Buyer, dated the Closing Date, stating that the preconditions specified in Section 2.02(a) and Section 2.02(b) have been satisfied;

(ii) a copy of the Holdback Escrow Agreement, duly executed by Buyer and the Holdback Escrow Agent;

(iii) the Non-competition Agreement, duly executed by Buyer;

(iv) the Employment Agreement Amendments, duly executed by Buyer;

(v) the Employee Confidentiality and Proprietary Rights Agreements, duly executed by Buyer;

(vi) (A) the certificate of incorporation of Buyer as certified by the Secretary of State of the State of Nevada; and (B) a certificate of good standing of Buyer from the Secretary of State of the State of Nevada, in each case dated within thirty (30) calendar days of the Closing Date;

(vii) a certificate of the Secretary of Buyer given on behalf of Buyer, and not in an individual capacity, certifying as to: (i) the bylaws of Buyer; (ii) resolutions duly adopted by the board of directors of Buyer and by the Related Party Transaction Committee of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the other agreements contemplated herein, as applicable, by Buyer and the performance by Buyer of the transactions contemplated herein and therein; and (iii) incumbency and signatures of the officers of Buyer; and

(viii) escrow instructions to the Real Property Escrow Company in a form mutually satisfactory to B&S LP and Buyer, executed by Buyer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings represents and warrants to Buyer, as of the Effective Date, and as of the Closing Date, as follows:

3.01 Entity Status.  Holdings has been duly formed and is validly existing and in good standing under the laws of the State of Texas.  There is no pending or, to the Knowledge of Holdings, threatened Proceeding (or basis therefor) for the dissolution, liquidation, insolvency or rehabilitation of Holdings.

3.02 Authorization; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents by Holdings and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all requisite action on the part of Holdings, and no other proceedings on Holdings’ part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents.  Assuming that this Agreement and each of the other Transaction Documents is a valid and binding obligation of Buyer and B&S LP, this Agreement and each of the other Transaction Documents constitutes a valid and binding obligation of Holdings, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 No Breach.  Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement and each of the other Transaction Documents by Holdings and the consummation of the transactions contemplated herein and therein do not materially conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon the Units or any material assets of Holdings pursuant to, or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party under: (i) the provisions of Holdings’ Organizational Documents or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Holdings is bound; or (ii) any Law, statute, rule or regulation, order, judgment or decree to which Holdings is subject.

3.04 Ownership.  Holdings is the record and beneficial owner of the Units set forth on Schedule 3.04, which, together with the Units owned by B&S LP and set forth on Schedule 3.04 hereto, constitute all outstanding equity securities of Target.  On the Closing Date, Holdings shall transfer to Buyer good title to the Units owned by it free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions, limitations or encumbrances of any kind, other than applicable federal and state securities Law restrictions.

3.05 Brokerage.  No broker, finder or agent is entitled to any brokerage fees, finder’s fees, commissions or fairness opinion fees in connection with the transactions contemplated in this Agreement based upon arrangements made by or on behalf of Holdings  or Target.

3.06 Securities Matters.

(a) Holdings is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.  With respect to the Buyer Common Stock, Holdings understands that the shares of Buyer Common Stock issuable hereunder are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that Buyer is relying in part upon the truth and accuracy of, and Holdings’ compliance with, the representations, warranties, agreements, acknowledgements and understanding of Holdings set forth in this Section 3.06 in order to determine the availability of such exemptions and the eligibility of Holdings to acquire the Buyer Common Stock to be acquired, or that may be acquired, hereunder.

(b) Holdings and its advisors have had access, through EDGAR, to copies of each report, registration statement and definitive proxy statement filed by Buyer with the SEC and has been afforded the opportunity to ask questions of and receive answers from Buyer regarding Buyer and the transactions contemplated herein.  Holdings understands that its investment in the shares of Buyer Common Stock being issued, or issuable, hereunder involves a high degree of risk.  Holdings has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of shares of Buyer Common Stock that may be acquired hereunder.  Holdings understands that no United States federal or state agency or any other Governmental Body has passed on or made any recommendation or endorsement of the shares of Buyer Common Stock issuable hereunder, or the fairness or suitability of the investment in Buyer Common Stock, nor have such authorities passed upon or endorsed the merits of the offering of Buyer Common Stock contemplated herein.

(c) Holdings has no present agreement or understanding, directly or indirectly, with any Person to distribute any of the shares of Buyer Common Stock that may be received hereunder in a transaction that would violate the Securities Act or any state securities Laws.

(d) Holdings understands that the shares of Buyer Common Stock issued hereunder have not been and will not be registered under the Securities Act or any state securities Laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder or (ii) pursuant to an exemption from such registration, including pursuant to Rule 144 (or a successor rule thereto), and that neither Buyer nor any other Person is under any obligation to register such shares of Buyer Common Stock under the Securities Act or any state securities Laws.

(e) Holdings understands that the certificates or other instruments representing the Buyer Common Stock issuable hereunder will bear a restrictive legend as set forth below and an additional legend indicating the certificates are subject to the holding period restrictions of Section 3.06(d) above, and that a stop-transfer order may be placed against transfer of such stock certificates; provided that any such legend shall be removed and Buyer shall issue a certificate  without legend to the holder of the shares of Buyer Common Stock at Buyer’s cost and expense, if (i) such shares of Buyer Common Stock are registered pursuant to an effective registration statement under the Securities Act; or (ii) in connection with a sale, assignment or other transfer, Buyer receives an opinion of counsel, in a form acceptable to Buyer, to the effect that such sale, assignment or transfer of such shares of Buyer Common Stock may be made without registration under the applicable requirements of the Securities Act and state Law, including pursuant to Rule 144; provided further that, after the expiration of the holding period applicable pursuant to Rule 144, the legend indicating that the certificates are subject to restrictions thereof shall be removed and Buyer shall issue a certificate without such legend to the holder of the shares of Buyer Common Stock at Buyer’s cost and expense, as and when requested by Holdings.

(f) Holdings understands that, except as provided in Section 3.06(e), all certificates or other instruments representing the Buyer Common Stock issuable hereunder shall bear the following restrictive legends:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A UNIT PURCHASE AGREEMENT BY AND AMONG VERTEX ENERGY, INC., VERTEX ACQUISITION SUB, LLC AND THE SELLERS NAMED THEREIN, DATED AUGUST 14, 2012. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE SECRETARY OF VERTEX ENERGY, INC.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TARGET AND HOLDINGS

Target and Holdings jointly and severally represent and warrant to Buyer, as of the Effective Date, and as of the Closing Date, as follows (for the avoidance of doubt, any reference to Subsidiaries in this ARTICLE 4 shall be deemed to include the Transferred Partnerships):

4.01 Formation and Power.  Target is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Nevada, and Target has all requisite limited liability company power and authority to own and operate its properties and to carry on its businesses as now conducted.  Schedule 4.01 lists every jurisdiction in which Target is qualified to do business, and such jurisdictions represent every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify.  Target has made available to Buyer copies of the Organizational Documents of Target, and such copies are true and complete.  Schedule 4.01 sets forth a correct and complete list of the managers of Target.  Target has not engaged in any activities prior to the Closing Date other than actions necessary in connection with the Restructuring.

4.02 Transferred Partnerships.  At the time of Closing, Cedar Marine, Crossroad, Recovery and H&H Oil will be the only Subsidiaries of Target, and each will be directly or indirectly wholly owned by Target, free and clear of all Liens.  Except as set forth on Schedule 4.02, neither Target nor any of the Transferred Partnerships owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.  Schedule 4.02 lists every jurisdiction in which the Transferred Partnerships are qualified to do business, and such jurisdictions represent every jurisdiction in which their ownership of property or the conduct of their businesses as now conducted requires each to qualify.  The Transferred Partnerships are validly existing and in good standing under the Laws of the jurisdiction of their respective formation, and each has all requisite power and authority to own its properties and to carry on its businesses as now conducted.

4.03 Authorization; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents by Target and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all requisite action on the part of Target, and no other proceedings on Target’s part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents.  Assuming that this Agreement and each of the other Transaction Documents is a valid and binding obligation of Buyer and the Sellers, this Agreement and each of the other Transaction Documents constitutes a valid and binding obligation of Target, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 No Breach.  Except as set forth on Schedule 4.04, the execution, delivery and performance of this Agreement and each of the other Transaction Documents by Target and the consummation of the transactions contemplated herein and therein (including the Restructuring and the subsequent transfer of the Units by the Sellers to Buyer) do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Target or the Transferred Partnerships pursuant to, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party under: (i) the provisions of Target’s or the Transferred Partnerships’ Organizational Documents; (ii) any Material Contract or any Licenses and Permits set forth on Schedule 4.20; or (iii) any Law, order, judgment or decree to which Target or any Transferred Partnership is subject.

4.05 Capitalization.  The Units constitute all of the issued and outstanding equity interests of Target.  Except for the Units, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating Target (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests in Target or any securities or obligations convertible into or exchangeable for equity interests in Target or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding.  All of the Units have been duly authorized and validly issued and were issued in compliance with all applicable securities Laws and are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right.  Immediately prior to the Closing, (x) the Sellers will be the beneficial and record holder of all of the Units, which constitute all outstanding equity securities of Target, and (y) Target will be the beneficial owner of all outstanding equity interests, directly or indirectly, in each Transferred Subsidiary, in each case free and clear of all Liens.  A correct and complete description of the Indebtedness of Target and the Transferred Partnerships (including the principal and interest or scheduled payments payable thereunder and outstanding with respect thereto as of the Effective Date) is set forth on Schedule 4.05.

4.06 Financial Statements.  Schedule 4.06 sets forth: (i) the audited consolidated balance sheets of Holdings and the Transferred Partnerships as of December 31, 2011 and the related consolidated statements of operations, partners’ capital and cash flows for the fiscal year then ended; (ii) the audited consolidated balance sheets of Holdings and the Transferred Partnerships as of December 31, 2010 and 2009, and the related consolidated statements of operations, partners’ capital and cash flows for the fiscal year then ended; and (iii) the unaudited balance sheet of the Business as of May 31, 2012 (the “Latest Balance Sheet”) and the related consolidated statements of operations, partners’ capital and cash flows for the period then ended (all such financial statements referred to in clauses (i), (ii) and (iii), the “Financial Statements”).  Each of the Financial Statements were, and each Interim Financial Statement will be, prepared on the basis of and in accordance with the books and records of Holdings kept in the ordinary course of business (which books and records are accurate and complete in all material respects), and fairly presents in all material respects the financial condition of Holdings and the Business on a consolidated basis as of its respective date, and the consolidated results of operations and cash flows of Holdings and the Business for the periods related thereto, in each case in accordance with GAAP consistently applied, except in the case of the unaudited Financial Statements for the absence of footnote disclosure and year-end adjustments, none of which would be material, individually or in the aggregate.

4.07 Absence of Certain Developments.  Since the date of the Latest Balance Sheet, Target has not experienced and there is not as of the Effective Date any Material Adverse Effect.  Except as set forth on Schedule 4.07 and except as expressly contemplated in this Agreement, since the date of the Latest Balance Sheet, neither Target nor any of the Transferred Partnerships has:

(a) amended any of its Organizational Documents;

(b) split, combined or reclassified any of its equity interests;

(c) declared or paid any distributions on or in respect of any of its equity interests or redeemed, purchased or acquired any of its equity interests;

(d) incurred any Indebtedness (other than the Existing BofA Debt or the Existing Real Property Debt in the amounts set forth on Schedule 4.05) except working capital credit line borrowings in the ordinary course of business consistent with past practices, or guaranteed any such Indebtedness, or issued or sold any Indebtedness or warrants or rights to acquire any Indebtedness of such party or guarantee any Indebtedness of others;

(e) mortgaged, pledged or subjected to any Lien any of its assets, except Permitted Liens;

(f) (i) sold, leased, licensed, assigned, pledged or granted any security interest in, transferred or otherwise disposed of, or agreed to sell, lease, license, assign, pledge or grant any security interest in, transfer or otherwise dispose of, any portion of its tangible assets, except in the ordinary course of business, or (ii) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(g) sold, licensed, assigned or transferred any Target Intellectual Property or disclosed any confidential Target Intellectual Property;

(h) issued, sold or transferred, or agreed to the issuance, delivery or sale of: (i) any of its equity securities; (ii) any securities convertible or exchangeable into its equity securities; or (iii) other equity securities or warrants, options or other rights to acquire its equity securities or any bonds or debt securities;

(i) entered into or materially modified or terminated any Contract of a type required to be listed on Schedule 4.10;

(j) made any material capital investment in, or any material loan to, any other Person (other than Target and the Transferred Partnerships);

(k) made any material capital expenditures or commitments therefor, except in the ordinary course of business;

(l) adopted any new or made any material changes in its existing employee benefit plans or made any material changes in wages, salary or other compensation with respect to its officers, directors or employees, in each case other than changes made in the ordinary course of business or pursuant to existing agreements or arrangements or as required to comply with applicable Law;

(m) paid, loaned or advanced (other than the payment of salary and benefits in the ordinary course of business or the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into or modified any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business;

(n) made a change in its accounting or Tax methods, practices or policies, filed or amended any Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in liability, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(o) modified its existing cash management, credit collection or payment policies, procedures and practices (including, without limitation, any acceleration in the collection of accounts receivable, delay in the payment of accounts payable or change in the maintenance of working capital balances);

(p) failed to pay any creditor any material amount owed to such creditor when due;

(q) entered into a new line of business or abandoned or discontinued an existing line of business;

(r) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s) commenced or settled any litigation, arbitration or Action involving an amount in excess of Thirty Thousand Dollars ($30,000) in the aggregate (and not involving equitable relief); or

(t) experienced any incidents of damage, destruction or loss of any property owned by Target or the Transferred Partnerships, whether or not covered by insurance, having a replacement cost or fair market value in excess of Thirty Thousand Dollars ($30,000).

4.08 Properties.

(a) Except as set forth on Schedule 4.08(a), Target and the Transferred Partnerships own good title to, or hold pursuant to valid and enforceable leases, all of the personal property (including without limitation all trucks and vehicles owned or leased by Target and the Transferred Partnerships) necessary to or principally used for the conduct and operations of the Business, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by Target and the Transferred Partnerships in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet.  All buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned or leased by Target have been maintained in all material respects in accordance with normal industry practice, applicable Laws and any contractual requirements applicable to Target or the Transferred Partnerships and related to such tangible asset and are in good operating condition and repair (subject to normal wear and tear).  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Target, together with all other properties and assets of Target, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business.  The Sellers have not deferred any capital or maintenance expenditures with respect to the business of the Transferred Partnerships.  VTX does not own any assets used in connection with the Business.

(b) The real property listed on Schedule 4.08(b) (the “Leased Real Property”) constitutes a complete and correct list of all of the real property leased, subleased or otherwise used, pursuant to other similar agreements or arrangements, by Target and the Transferred Partnerships in their business and operations other than the Owned Real Property.  Schedule 4.08(b) also sets forth a complete and correct list of all leases, subleases, licenses or other rental arrangements pursuant to which Target or the Transferred Partnerships holds any Leased Real Property (individually, a “Lease” and collectively, the “Leases”).  Target has delivered or made available to Buyer accurate and complete copies of each of the Leases or has provided on Schedule 4.08(b), an accurate and complete description of the material terms of all unwritten Leases, and none of such Leases has been modified, assigned, changed, supplemented, amended or mortgaged in any respect, except to the extent that such modifications or other changes are disclosed by the copies of the Leases delivered or made available to Buyer.  With respect to each Lease, and except as otherwise specified on Schedule 4.08(b):

(i) such leasehold, subleasehold or licensed interest or other right to use each Leased Real Property is held subject to a Lease that is valid and is in full force and effect, subject to the application of any bankruptcy or creditors’ rights Laws and, if applicable, proper authorization and execution of such Lease by the other party thereto;

(ii) except for Permitted Liens, none of the Leased Real Property is subject to any Other Leases;

(iii) to the Knowledge of Target and Holdings, there is no default or claimed, purported or alleged default on the part of any Person or party in the performance of any obligation to be performed or paid by such Person or party under any Lease;

(iv) Target and the Transferred Partnerships enjoy quiet and undisturbed possession in all respects of the Leased Real Property; and

(v) Target and the Transferred Partnerships have not received any written notice of any, and to the Knowledge of Target and Holdings there is no, default under any monetary or other obligation on the part of any landlord or sublandlord of a Lease or any owner of the Leased Real Property to be observed or performed under any mortgage, deed of trust, loan documents, Contract, lease or other agreement affecting or relating to the Leased Real Property.

(c) The real property listed on Schedule 4.08(c) (the “Owned Real Property”) constitutes all of the real property owned by Target and the Transferred Partnerships.  With respect to each parcel of Owned Real Property, and except as otherwise specified on Schedule 4.08(c):

(i) the identified owner of the Owned Real Property has good and marketable fee simple title to the applicable parcel of real property, free and clear of any Liens as of the Closing Date, except for Permitted Liens (which includes the Existing Real Property Debt), and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein; and

(ii) except for Permitted Liens, none of the Owned Real Property is subject to any Other Leases, and Target and the Transferred Partnerships have not received written notice of any pending or proposed special assessment proceedings affecting the Owned Real Property.

(d) The Owned Real Property and Leased Real Property collectively constitute all real properties currently owned, leased or occupied by Target and the Transferred Partnerships or necessary to conduct the Business.

4.09 Tax Matters.  Except as set forth on Schedule 4.09:

(a) Target and the Transferred Partnerships have, and with respect to the assets that Target will own on the Closing Date, the Sellers have, timely filed, or have timely filed for extensions to file, all Tax Returns that are required to be filed by them through the Effective Date.  Such Tax Returns are true, correct and complete, and the Sellers, Target and the Transferred Partnerships have each timely paid and discharged all Taxes, whether or not shown on such Tax Returns. Target and the Transferred Partnerships have withheld, collected and paid over to the appropriate Governmental Bodies or are properly holding for such payment all Taxes required by Law to be withheld or collected.

(b) There is no dispute or claim concerning any Tax liability with respect to Target, any asset Target will own on the Closing Date or any Transferred Partnership claimed or raised by any Taxing Authority.

(c) No Proceeding or any written notice of inquiry thereof is pending against or with respect to Target, any asset Target will own on the Closing Date or the Transferred Partnerships regarding a Tax, and no Proceeding is threatened in writing against or with respect to Target or the Transferred Partnerships regarding a Tax.

(d) Neither Target nor any of the Transferred Partnerships is a party to or bound by any Tax allocation or Tax Sharing Agreement with any Person other than Target and the Transferred Partnerships, and none of them has any current contractual obligation to indemnify any other Person with respect to Taxes.

(e) No written claim has ever been made by a Taxing Authority in a jurisdiction where any of the Sellers, Target or the Transferred Partnerships does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction, and no Transferred Partnership has failed to file any Tax Return in any jurisdiction for which it is required to file under applicable Law.

(f) Neither Target nor any of the Transferred Partnerships has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(g) There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets of Target or the Transferred Partnerships.

(h) As of the Closing Date, for United States federal income tax purposes, Target is validly classified as a partnership as such term is defined by Treasury Regulation Section 301.7701-3, and each Transferred Partnership is validly classified as a disregarded entity as such term is defined by Treasury Regulation Section 301.7701-3.  Target and the Transferred Partnerships have each complied in all material respects with all Tax Laws to which it is subject.

(i) Neither Target nor any of the Transferred Partnerships is a party to any Contract or Employee Benefit Plan or any other agreement or arrangement that has resulted or could result, separately or in the aggregate, either alone or together with any other event, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Law).  None of the Sellers or any of its respective Affiliates is a party to any Contract or Employee Benefit Plan or any other agreement or arrangement with any Retained Employee that has resulted or could result, separately or in the aggregate, either alone or together with any other event, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Law) for which Target or any of the Transferred Partnerships could be liable.

4.10 Contracts and Commitments.

(a) Except as set forth on Schedule 4.10, neither Target nor the Transferred Partnerships is party to any Contract or group of related Contracts of a type described below (such Contracts that are required to be listed in Schedule 4.10 are herein referred to as the “Material Contracts”):

(i) any agreement relating to any pending or completed business acquisition by Target or the Transferred Partnerships within the last thirty-six (36) months;

(ii) any collective bargaining agreement or Contract with any union, works council or labor organization, other than as described in Section 4.18 hereof;

(iii) any Contract for the employment or engagement of: (x) any officer, individual employee or other person on a full-time or consulting basis or (y) any owner-operator of one or more trucks, regardless of base compensation;

(iv) any Contract: (i) relating to the borrowing of money or other Indebtedness, including assumed Indebtedness; or (ii) pursuant to which Target or the Transferred Partnerships has loaned or advanced money to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practice;

(v) any lease or agreement under which it is lessee of or holds or operates any tangible personal property owned by any other party, for which the annual rent exceeds Thirty Thousand Dollars ($30,000);

(vi) any lease or agreement under which it is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rent exceeds Thirty Thousand Dollars ($30,000);

(vii) any Contract or group of related Contracts with the same party for the purchase, maintenance or acquisition of goods, materials, products, supplies, merchandise, equipment, parts or other property or services, under which (A) the undelivered balance of such products or services has a sales price in excess of Thirty Thousand Dollars ($30,000) for the twelve (12) month period following January 1, 2012, and (B) such arrangement is not terminable on less than sixty (60) days’ notice without liability (and, in any case, other than purchase orders entered into in the ordinary course of business);

(viii) any Contract or group of related Contracts with the same party for the sale of goods, materials, products, supplies, merchandise, equipment, parts or other property or services, under which (A) the undelivered balance of such products or services has a sales price in excess of Thirty Thousand Dollars ($30,000) for the twelve (12) month period following January 1, 2012, and (B) such arrangement is not terminable on less than sixty (60) days’ notice without liability (and, in any case, other than purchase orders entered into in the ordinary course of business);

(ix) any Contract that prohibits Target or the Transferred Partnerships from freely engaging in business anywhere in the world;

(x) any Contract with any Governmental Body to which Target is a party;

(xi) any Contract that requires Target or the Transferred Partnerships to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xii)  any Contract that provides for the indemnification by Target or the Transferred Partnerships of any Person or the assumption of any Tax, environmental or other liability of any Person;

(xiii) any Contract for the licensing of Target Intellectual Property by a third party to Target or the Transferred Partnerships or by Target or the Transferred Partnerships to a third party (other than (A) licenses to commercially available non-customized software, and (B) licenses granted by Target or the Transferred Partnerships to customers, distributors, dealers, resellers, sales representatives, suppliers, consultants, contractors or other third parties with which Target has a business relationship in the ordinary course of business);

(xiv) any Contract between or among Target and the Transferred Partnerships on the one hand and any Seller or any Affiliate of any Seller (other than the Target and the Transferred Partnerships) on the other hand; and

(xv) any (a) power of attorney, (b) joint venture or partnership agreement or (c) consent order, decree or judgment, settlement or conciliation Contract.

(b) Buyer has been given access to a true and correct copy of all Material Contracts, and set forth on Schedule 4.10 is a true and complete description of the material terms of each unwritten Material Contract, together with all amendments, waivers or other changes thereto.

(c) As of the Effective Date: (i) each of the Contracts listed on Schedule 4.10 is a valid and binding obligation of Target and the Transferred Partnerships (as applicable); (ii) neither Target nor any of the Transferred Partnerships is in default under any Contract listed on Schedule 4.10; and (iii) to Knowledge of Target and Holdings, the other party to each of the Contracts listed on Schedule 4.10 is not in default thereunder.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a true and correct list of all: (i) registrations and pending registration applications of trademarks and service marks, and Internet domain name registrations, (ii) patents and pending patent applications and (iii) copyright registrations and pending copyright registration applications, in each case, which are owned by Target or the Transferred Partnerships (“Listed IP”), including, to the extent applicable, the registration or application number for each item and the jurisdiction in which the item has been registered or applied for and the recorded owner of each item.  All renewal and maintenance filings and fees in respect of the Listed IP that are due prior to the Closing Date (if applicable) have been made or paid (or, with respect to any such fees that are due after the Effective Date, will be made or paid prior to the Closing Date).  All of the Listed IP is valid and enforceable.  No written claim against Target or the Transferred Partnerships by any third party contesting the validity, enforceability or ownership of any Listed IP is currently outstanding or, to the Knowledge of Target and Holdings, is threatened.

(b) Except as set forth on Schedule 4.11(b), (i) Target or the Transferred Partnerships owns, or has the right to use or has the right to use pursuant to a valid and binding written agreement, all Intellectual Property (including the Listed IP) and computer software necessary for the operation of the Business (the “Target Intellectual Property”), and (ii) all Target Intellectual Property will, immediately subsequent to the Closing Date, continue to be owned and/or used by Target or the Transferred Partnerships on terms that are identical or similar to those pursuant to which Target or the Transferred Partnerships, immediately prior to the Closing Date, owns and/or has the right to use such item.

(c) Except for Intellectual Property or computer software that is, in whole or in part, owned by third parties and/or licensed to Target or the Transferred Partnerships subject to a valid and binding written agreement identified on Schedule 4.10 to the extent required to be set forth thereon, Target or the Transferred Partnerships is the sole and exclusive owner, of all rights, title and interest in and to the Target Intellectual Property, free and clear of any Liens other than Permitted Liens.  All Target Intellectual Property solely and exclusively owned by Target or the Transferred Partnerships is herein referred to as “Target Owned Intellectual Property.”

(d) To the Knowledge of Target and Holdings, neither Target nor the Transferred Partnerships, nor the operation of their respective businesses, is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third parties.  Except as set forth on Schedule 4.11(d), (i) neither Target nor the Transferred Partnerships is a party to any currently pending Proceeding before any Governmental Body alleging that Target or the Transferred Partnerships or the operation of their respective businesses is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, (ii) neither Target nor the Transferred Partnerships has received written notice from any Person alleging that Target or the Transferred Partnerships or their respective businesses are currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, (iii) there is no written claim against Target or the Transferred Partnerships currently pending or, to the Knowledge of Target and Holdings, threatened against Target or the Transferred Partnerships with respect to the alleged infringement, misappropriation or other violation by Target or the Transferred Partnerships of the Intellectual Property of any third party, (iv) no Proceeding before any Governmental Body or written claim by Target or the Transferred Partnerships is currently pending against a third party with respect to the alleged infringement, misappropriation or other violation of any Target Owned Intellectual Property and (v) to the Knowledge of Target and Holdings, no third party is currently infringing, misappropriating or otherwise violating any Target Owned Intellectual Property.

(e) Target or the Transferred Partnerships, as applicable, has used commercially reasonable efforts to properly document and maintain the confidentiality of the material trade secrets owned by Target or the Transferred Partnerships and has delivered copies of such documentation to Buyer.

(f) Each of Target and the Transferred Partnerships has used commercially reasonable efforts to protect and maintain all material Target Owned Intellectual Property.

4.12 Legal Proceedings.

(a) There are no Actions pending or, to Knowledge of Target and Holdings, threatened (a) against or by Target or any of the Transferred Partnerships affecting any of its properties or assets (or by or against Target or Holdings and relating to Target or any of the Transferred Partnerships); or (b) against or by Target, the Transferred Partnerships, or Holdings that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated in this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Schedule 4.12(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Target or any of the Transferred Partnerships or any of its properties or assets. Target and the Transferred Partnerships are in compliance with the terms of each Governmental Order set forth in Schedule 4.12(b).  No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

4.13 Employee Benefit Plans.

(a) Schedule 4.13 sets forth a list of: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA; (ii)  each bonus, benefit or incentive arrangement, retirement or deferred compensation plan, stock option, equity or equity-based incentive, restricted stock or stock bonus plan, change-of-control agreement or employment agreement, salary reduction agreement or severance agreement or plan retention plan or agreement, unemployment compensation plan or vacation pay arrangement; and (iii) each fringe benefit, service award, moving expense or other compensation arrangement, plan, program, policy or Contract, which in any case is sponsored or maintained by, or contributed to by or required to be contributed to by, Target or any if the Transferred Partnerships, in which Target or any of the Transferred Partnerships participates or has a commitment to establish or create, or with respect to which Target or any of the Transferred Partnerships has any liability, whether direct or indirect (which plans, programs, policies, arrangements and Contracts are collectively referred to herein as the “Employee Benefit Plans”).  The phrase “Employee Benefit Plan” shall also including the Holdings Plans, and such Holdings Plans shall be separately identified on Schedule 4.13.

(b) Each of the Employee Benefit Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service in each case which covers all amendments to such Employee Benefit Plan for which the remedial amendment period (within the meaning of Section 401(b) and applicable regulations) has expired, and, to the Knowledge of Target and Holdings, no events have occurred that would reasonably be expected to adversely affect such qualified status.

(c) With respect to each Employee Benefit Plan, Target and Holdings have made available to Buyer (to the extent applicable): (i) a complete copy of each written Employee Benefit Plan as in effect on the Effective Date and summaries of the material terms of each unwritten Employee Benefit Plan; (ii) true and correct copies of all Contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the Effective Date; (iii) a copy of the most recently received determination letter, or opinion letter, as applicable, with respect to each such plan that is intended to be qualified under Section 401(a) of the Code; and (iv) a copy of the most recent Form 5500 Annual Report for such plan (including attached schedules and audit report, as applicable).

(d) Each Employee Benefit Plan has been operated and administered, funded and maintained, in form and operation, in all material respects in compliance with its terms and all applicable requirements of ERISA and the Code and applicable Law and, with respect to each Employee Benefit Plan, and no event has occurred that will or could reasonably be expected to cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.  No Person has, to the Knowledge of Target and Holdings, entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code, that could reasonably be expected to result in material liability to Target or any of the Transferred Partnerships.

(e) None of the Employee Benefit Plans is and neither Target nor any of the Transferred Partnerships has or could be reasonably expected to have any liability with respect to any employee benefit plan, whether direct or contingent, that is (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (ii) subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA.  No Employee Benefit Plan provides or other Contract requires Target or any of the Transferred Partnerships to provide for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state Law).

(f) With respect to the Employee Benefit Plans, all required contributions, premiums or other payments that are due have been paid on a timely basis.  All liabilities with respect to any Employee Benefit Plan have been properly accounted for on the Financial Statements to the extent required by, and in compliance with, GAAP.  All current and former employees of Target and each of the Transferred Partnerships have been, or will have been on or before the Closing Date, paid in full (or appropriate accruals will have been made in accordance with GAAP) for all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay and any other compensation for all services performed by them and accrued up to the Closing Date, payable in accordance with the obligations of Target and each of the Transferred Partnerships under any applicable Law, Employee Benefit Plan, employment or labor practice and policy, or any collective bargaining agreement or individual agreement to which Target or any of the Transferred Partnerships is a party, or by which Target or any of the Transferred Partnerships is bound.

(g) There do not exist any pending, or to the Knowledge of Target and Holdings, threatened claims (other than routine claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Benefit Plan.

(h) None of the assets of any Employee Benefit Plan are invested in employer securities or employer real property.

(i) The consummation of the transactions contemplated in this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Employee Benefit Plan or otherwise.

(j) Neither Target nor any of the Transferred Partnerships has any obligation to gross-up or indemnify any individual with respect to any Tax set forth under Section 409A(a)(1)(B) or 4999 of the Code.

4.14 Insurance.  Schedule 4.14 contains a complete list and description of each material insurance policy and material bond (including surety bonds) owned or held by or for the benefit of Target or the Transferred Partnerships, including, without limitation, policies of life, fire, theft, professional services, employee fidelity, directors’ and officers’ and other casualty and liability insurance, and all claims made thereunder during the previous twelve (12) months and the current status of such claims.  All such policies and all such bonds (including surety bonds) are in full force and effect and will survive the Closing.  All premiums and other payments due under each insurance policy and bond have been timely and fully paid.  Target has not been notified in writing of any defense to coverage by an insurer of Target or the Transferred Partnerships in connection with any current claim to coverage asserted or noticed by Target under or in connection with any of their currently existing insurance policies or bonds.  Target has not received any notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Target that there will be a cancellation or non-renewal of existing polices or binders.  Such insurance policies and bonds are sufficient in all respects for compliance with all Material Contracts to which Target is a party or applicable Laws by which Target is bound.

4.15 Compliance with Laws.  Except as set forth on Schedule 4.15, and except with regard to matters relating to the Code (or any corresponding state, local or foreign Laws), intellectual property Laws, ERISA (or any corresponding state, local or foreign Laws) or Environmental Laws (each of which is instead covered by Sections 4.09, 4.11, 4.13 and 4.16, respectively), (a) Target and the Transferred Partnerships have complied, and are now complying, with all Laws applicable thereto or to the business, operations or assets thereof, and (b) neither Target nor the Transferred Partnerships have received notice of any alleged or actual violation of any applicable Law.  Except as set forth on Schedule 4.15, no investigation or review is pending or, to the Knowledge of Target and Holdings, threatened, by any Governmental Body with respect to any violation by Target or the Transferred Partnerships of any Law.

4.16 Environmental Matters.

(a) Except as set forth on Schedule 4.16:

(i) each of Target and each of the Transferred Partnerships has complied and is currently in compliance in all material respects with the provisions of all applicable Environmental Laws (which compliance has included obtaining and complying with Licenses and Permits required under Environmental Laws);

(ii) each of Target and each of the Transferred Partnerships has not, in the four (4) years prior to the Effective Date, treated, stored, disposed of, or arranged for or permitted disposal of, transported, handled, manufactured, distributed, released or exposed any Person to any Hazardous Substances, or owned or operated any property or facility (including any real property owned, used or leased by Target and the Transferred Partnerships), or, to the Knowledge of Target and Holdings, formerly owned, leased or operated any property or facility, that is or has been contaminated by any Hazardous Substance, in each case, in a manner that would reasonably be expected to give rise to any current or future material liabilities or corrective or remedial obligations pursuant to any Environmental Laws;

(iii) neither Target nor the Transferred Partnerships have received any written notice, report or other information regarding any actual or alleged material violation of, or any material liability under Environmental Laws relating to the operation of Target or the Transferred Partnerships or, any current or past facility owned, leased or used by Target or the Transferred Partnerships;

(iv) neither this Agreement nor the transactions that are contemplated in this Agreement will require notification to or consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws;

(v) each of Target and each of the Transferred Partnerships has not manufactured, sold, marketed, installed or distributed products or items containing asbestos so as to give rise to any material liability pursuant to Environmental Laws; and

(vi) each of Target and each of the Transferred Partnerships has not contractually assumed any material liabilities relating to Hazardous Substances or Environmental Laws.

(b) Each of Target and each of the Transferred Partnerships has furnished to Buyer copies of all material environmental audits, assessments and reports (including without limitation Phase I and Phase II reports that have been prepared as to the Owned Real Property or Leased Real Property or Target and the Transferred Partnerships) that are in the possession and control of Target and the Transferred Partnerships and which relate to past or current operations, the Owned Real Property or Leased Real Property or facilities of Target and the Transferred Partnerships.

(c) The representations and warranties contained in this Section 4.16 are the sole and exclusive representations and warranties of Target and Holdings concerning matters arising under Environmental Laws or relating to Hazardous Substances.

4.17 Affiliated Transactions.  Except as set forth on Schedule 4.17, no Affiliate of Target or Holdings or any Affiliate of any Transferred Partnership and no officer or director of any such Person or any individual in such officer’s or director’s immediate family is a party to any agreement, Contract, commitment or transaction with Target or any Transferred Partnership or has any interest in any property used by Target or any Transferred Partnership.

4.18 Employment and Labor Matters.  Target and the Transferred Partnerships have (a) complied, and (b) are in compliance with, all applicable Laws respecting employment or labor, including fair employment practices and equal opportunity, nondiscrimination, collective bargaining, terms and conditions of employment, workers’ compensation, worker classifications, occupational safety, plant closings and wages and hours.  Neither Target nor the Transferred Partnerships has experienced any work stoppage, slowdown, labor grievance or other labor dispute, or any unfair labor practice charge or complaint, nor, to the Knowledge of Target and Holdings, has any such action been threatened against Target or the Transferred Partnerships.  There are no disputes pending or, to the Knowledge of Target and Holdings, threatened, between Target or the Transferred Partnerships and any of their employees or former employees or employee organizations.  To the Knowledge of Target and Holdings, there are no current union organizational activities involving employees of Target or the Transferred Partnerships and there have been no such organizing activities.  To the Knowledge of Target and Holdings no executive officer, senior manager, regional manager or area manager has given written notice or provided definitive oral notice that he or she is terminating employment with Target or the Transferred Partnerships within two (2) months of the Effective Date, or in connection with the Closing.  Target, the Transferred Partnerships and Holdings have complied and will comply with all applicable requirements of the Worker Adjustment and Retraining Notification Act (or similar provisions of applicable state law).  No Person has been treated as an independent contractor of the Seller Parties or any of their Subsidiaries for tax purposes, or for purposes of exclusion from any Employee Benefit Plan, who should have been treated as an employee for such purposes.

4.19 Brokerage.  Except as set forth on Schedule 4.19, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated in this Agreement based on any arrangement or agreement made by or on behalf of Target or Holdings.

4.20 Licenses, Permits and Approvals.  A true, correct and complete list of all material Licenses and Permits held by Target or the Transferred Partnerships is set forth on Schedule 4.20, each of which is valid and in effect, and Target has not received any notice that: (i) any Governmental Body intends to cancel, terminate or not renew any such License and Permit; or (ii)  Target is conducting its business and carrying out any activities in breach or violation of any such License and Permit.  The Licenses and Permits listed on Schedule 4.20 are the only Licenses and Permits that are material to and required for the conduct of the Business as it is now being conducted.  Target and Holdings have conducted the Business in compliance with the requirements, standards, criteria and conditions of the Licenses and Permits listed on Schedule 4.20.

4.21 Material Customers and Suppliers.

(a) Schedule 4.21 sets forth a true and complete list of the top ten (10) customers of Target, Holdings and the Transferred Partnerships on a consolidated basis (by revenue for the 12-month period ended December 31, 2011) (the “Top Customers”).  Since the date of the Latest Balance Sheet, no Top Customer has (i) provided Target, Holdings or any Transferred Partnership with any written notice of dispute, or (ii) terminated or reduced, or given written notice of an intent to terminate or reduce, its relationship with Target, Holdings or any Transferred Partnership (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Top Customer).

(b) Schedule 4.21 sets forth a true and complete list of the top ten (10) suppliers of Target, Holdings and the Transferred Partnerships on a consolidated basis (by revenue for the 12-month period ended December 31, 2011) (the “Top Suppliers”).  Since the date of the Latest Balance Sheet, no Top Supplier has (i) provided Target, Holdings or any Transferred Partnership with any written notice of material dispute or (ii) terminated or materially reduced, or given written notice of an intent to terminate or materially reduce, its relationship with Target, Holdings or any Transferred Partnership (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Top Supplier).

4.22 Bank Accounts.  Schedule 4.22 sets forth an accurate and complete list of each financial institution in or with which Target or the Transferred Partnerships has an account or safety deposit box, and the names of all Persons currently authorized to draw thereon or having access thereto.

4.23 Accounts Receivable.  The accounts receivable of Target and the Transferred Partnerships reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Target and the Transferred Partnerships involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Target and the Transferred Partnerships not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) to the Knowledge of Target and Holdings, are collectible in full within 90 days after billing.

4.24 Information Security and Data Privacy.  Target and the Transferred Partnerships have used commercially reasonable efforts to safeguard the information technology systems controlled by Target and the Transferred Partnerships and utilized in their business, and as of the Effective Date, to the Knowledge of Target and Holdings, there have been no successful unauthorized intrusions or breaches of security of such information technology systems.

4.25 Inventories.  The values at which all Inventories are carried on the Latest Balance Sheet reflect the historical inventory valuation policy of Target and the Transferred Partnerships of stating the Inventories at the lower of cost (primarily standard cost, which approximates first-in, first-out method), or market value.  Target has good title to the Inventories free and clear of all Liens, except the Permitted Liens.  The Inventories do not consist of any items held on consignment.  Target and the Transferred Partnerships are not under any obligation or liability with respect to accepting returns of any Inventory in the possession of their customers other than in the ordinary course of business.  The Inventories are in good condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice except as disclosed or reserved for in the Latest Balance Sheet (and except for items of damage leased equipment returned for repairs).

4.26 Product Warranties and Liabilities.

(a) Each product manufactured, sold, leased or delivered by Target and the Transferred Partnerships (if any) has to the Knowledge of Target and Holdings been in conformity with all applicable Law, Contracts and all express and implied warranties, and Target and the Transferred Partnerships have no liability (and there is no basis for any present or future Action against any of them giving rise to any liability) for replacement or repair thereof or other Losses in connection therewith.  No product designed, manufactured, sold, leased or delivered by Target or the Transferred Partnerships is subject to any guaranty, warranty or other indemnity or similar liability beyond the applicable standard terms and conditions of sale or lease.  Schedule 4.26 includes copies of the standard terms and conditions of sale or lease for Target and each of the Transferred Partnerships (containing, applicable guaranty, warranty, and similar liability indemnity provisions).

(b) Target and the Transferred Partnerships have no liability (and there is no basis for any present or, to the Knowledge of Target and Holdings, future Action against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased or delivered by Target or the Transferred Partnerships.

4.27 Undisclosed Liabilities.  Target has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Latest Balance Sheet as of the date of the Latest Balance Sheet, and (b) those that have been incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and which are not, individually or in the aggregate, material in amount.

4.28 Books and Records.   The minute books and stock record books of Target and the Transferred Partnerships, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.  The minute books of Target and the Transferred Partnerships contain accurate and complete records of all meetings, and actions taken by written consent of, the equity holders, the board of directors (or equivalent) and any committees of the board of directors (or equivalent) of Target and the Transferred Partnerships, and no meeting, or action taken by written consent, of any such equity holders, board of directors (or equivalent) or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of Target and the Transferred Partnerships.

4.29 FCPA Compliance and No Unlawful Payments.  Neither Target nor any of the Transferred Partnerships nor any other Person associated with or acting on behalf of Target or any of the Transferred Partnerships, including, without limitation, any director, officer, agent, employee of Target or Holdings or any of the Transferred Partnerships has (a) used any company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from company funds; (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (d) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and Target has instituted and maintains policies and procedures designed to ensure compliance therewith.

4.30 Disclosure.  Neither this ARTICLE 4 nor the schedules delivered with respect hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.  There is no material fact that has not been disclosed to Buyer that could reasonably be anticipated to have a Material Adverse Effect on Target and the Transferred Partnerships.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF B&S LP

5.01 Entity Status.  B&S LP has been duly formed and is validly existing and in good standing under the laws of the State of Texas.  There is no pending or, to the Knowledge of B&S LP, threatened Proceeding (or basis therefor) for the dissolution, liquidation, insolvency or rehabilitation of B&S LP.

5.02 Authorization; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents by B&S LP and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all requisite action on the part of B&S LP, and no other proceedings B&S LP’s part is necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents.  Assuming that this Agreement and each of the other Transaction Documents is a valid and binding obligation of Buyer and the other Sellers, this Agreement and each of the other Transaction Documents constitutes a valid and binding obligation of B&S LP, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Breach.  The execution, delivery and performance of this Agreement by B&S LP and the consummation of the transactions contemplated herein and therein (including the Restructuring and the subsequent transfer of the Units by B&S LP to Buyer) do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon the Owned Real Property pursuant to, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party under: (i) the provisions of B&S LP’s Organizational Documents; (ii) any Material Contract or any Licenses and Permits; or (iii) any Law, order, judgment or decree to which B&P LP is subject.

5.04 Ownership.  B&S LP is the record and beneficial owner of the Units set forth on Schedule 3.04, which, together with the Units owned by Holdings and set forth on Schedule 3.04 hereto, constitute all outstanding equity securities of Target.  On the Closing Date, B&S LP shall transfer to Buyer good title to the Units owned by it free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions, limitations or encumbrances of any kind, other than applicable federal and state securities Law restrictions.

5.05 Brokerage.  No broker, finder or agent is entitled to any brokerage fees, finder’s fees, commissions or fairness opinion fees in connection with the transactions contemplated in this Agreement based upon arrangements made by or on behalf of B&S LP.

5.06 No Other Business Assets.  Except for the B&S Real Property, B&S LP does not own any assets used in connection with the Business.

5.07 Tax Matters.  B&S LP has timely filed, or has timely filed for extensions to file, all Tax Returns that are required to be filed by it through the Effective Date.  Such Tax Returns are true, correct and complete, and B&S LP has timely paid and discharged all Taxes, whether or not shown on such Tax Returns.  B&S LP has withheld, collected and paid over to the appropriate Governmental Bodies or are properly holding for such payment all Taxes required by Law to be withheld or collected.

5.08 Environmental Matters.

(a) In connection with the B&S Real Property and except as set forth on Schedule 4.16:

(i) B&S LP has complied and is currently in compliance in all material respects with the provisions of all applicable Environmental Laws (which compliance has included obtaining and complying with Licenses and Permits required under Environmental Laws);

(ii) B&S LP has not, in the four (4) years prior to the Effective Date, treated, stored, disposed of, or arranged for or permitted disposal of, transported, handled, manufactured, distributed, released or exposed any Person to any Hazardous Substances thereon, in each case, in a manner that would reasonably be expected to give rise to any current or future material liabilities or corrective or remedial obligations pursuant to any Environmental Laws;

(iii) B&S LP has not received any written notice, report or other information regarding any actual or alleged material violation of, or any material liability under Environmental Laws relating to the operation of B&S LP or, any current or past facility owned, leased or used by B&S LP;

(iv) neither this Agreement nor the transactions that are contemplated in this Agreement will require notification to or consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws;

(v) B&S LP has not manufactured, sold, marketed, installed or distributed products or items containing asbestos so as to give rise to any material liability pursuant to Environmental Laws; and

(vi) B&S LP has not contractually assumed any material liabilities relating to Hazardous Substances or Environmental Laws.

(b) B&S LP has furnished to Buyer copies of all material environmental audits, assessments and reports (including without limitation Phase I and Phase II reports that have been prepared as to the B&S Real Property) that are in the possession and control of B&S LP and which relate to past or current operations of the B&S Real Property or facilities of B&S LP.

The representations and warranties contained in this Section 5.08 are the sole and exclusive representations and warranties of B&S LP concerning matters arising under Environmental Laws or relating to Hazardous Substances.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as of the Effective Date, and as of the Closing Date, as follows:

6.01 Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder.

6.02 Authorization; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herein have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement.  Assuming that this Agreement is a valid and binding obligation of Sellers and Target, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.03 No Breach.  Other than the Buyer Debt Agreements, the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herein do not conflict with or result in any breach of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption, filing or other action by or notice to any court, other Governmental Body or other third party under: (i) the provisions of Buyer’s Organizational Documents; (ii) any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer is bound; or (iii) any Law, order, judgment or decree to which Buyer is subject.

6.04 Litigation.  There are no actions, suits or proceedings pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Body, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated herein.  Buyer is not subject to any outstanding judgment, order or decree of any court or other Governmental Body.

6.05 Brokerage.  Other than amounts owed to Craig-Hallum Capital Group LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated in this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.06 Investment Representation.  Buyer is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  Buyer acknowledges that it is informed as to the risks of the transactions contemplated herein and of ownership of the Units.  Buyer acknowledges that the Units have not been registered under the Securities Act, or any state or foreign securities Laws, and that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Units are registered under any applicable state or foreign securities Laws, or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

6.07 Validity of Shares; Listing.  When issued and delivered in accordance with this Agreement, the Buyer Common Stock shall: (i) be duly and validly authorized, issued and outstanding; (ii) be fully paid and non assessable; (iii) be free and clear of any Liens, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements; (iv) be listed on the OTCBB; and (v) not have been issued in violation of the preemptive or other similar rights of any Person.

6.08 Listing and Maintenance Requirements.  Buyer has not, in the twelve (12) months preceding the Effective Date, received notice from the OTCBB or any trading market on which Buyer Common Stock is or has been listed or quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such trading market.  Buyer is in compliance in all material respects with all such listing and maintenance requirements and the consummation of the transactions contemplated in this Agreement do not violate any rules or regulations of OTCBB.

6.09 Reports.  Buyer has filed with the SEC true and complete copies of all reports, schedules, forms, statements and any definitive proxy or information statements required to be filed by Buyer pursuant to the Exchange Act since January 1, 2009 (the “SEC Filings”), each of which has complied in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed or furnished to the SEC by Buyer and in either case, publicly available prior to January 31, 2012.

ARTICLE 7
COVENANTS OF SELLER PARTIES

7.01 Conduct of the Business.

(a) From the Effective Date until the Closing Date, (1) Target, Holdings and the Transferred Partnerships shall carry on the Business in the ordinary course of business and substantially in the same manner as currently conducted; provided that, the foregoing notwithstanding, Target, Holdings and the Transferred Partnerships may (but are not obligated to) use all available cash currently held by said Parties or otherwise derived from the operations of its business consistent with this Section 7.01(a) to repay any Indebtedness prior to the Closing and (2) B&S LP shall operate the B&S Real Property in the ordinary course of business and substantially in the same manner as currently operated.

(b) From the Effective Date until the Closing Date, except as otherwise provided for by this Agreement, or consented to in writing by Buyer, the Seller Parties shall not, and shall not permit the Transferred Partnerships to, take any action which, if taken after the date of the Latest Balance Sheet, and prior to the Effective Date, would have been required to be disclosed on Schedule 4.07.

(c) From the Effective Date until the Closing Date, without the consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) each of the Seller Parties and the Transferred Partnerships shall not fail to (i) timely file all material Tax Returns required to be filed by it, and all such Tax Returns shall be prepared in a manner consistent with past practice; (ii) timely pay all material Taxes due and payable; and (iii) promptly notify Buyer of any material income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to each of Target and the Transferred Partnerships in respect of any material Tax matters, including material Tax liabilities and material Tax refund claims.

7.02 Access.  From the Effective Date until the Closing Date, the Seller Parties and the Transferred Partnerships shall provide Buyer and its authorized representatives reasonable access, during normal business hours, upon reasonable notice and in a manner so as not to interfere with the normal business operations of the Seller Parties and the Transferred Partnerships, to the offices, assets, properties, books and records, agreements and senior management of Target, Holdings and the Transferred Partnerships in order for Buyer to have the opportunity to make such investigation and inspection as it shall reasonably desire as to the affairs of the Seller Parties and the Transferred Partnerships (except that Buyer shall conduct no environmental sampling or testing of the sort commonly referred to as a “Phase II environmental assessment” without the Seller Representative’s written approval).

7.03 Conditions.  The Seller Parties shall use commercially reasonable efforts to cause the conditions set forth in Section 2.02 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.02 (other than those to be satisfied at the Closing).

7.04 Updated Disclosures.

(a) From the Effective Date until the Closing Date, the Seller Parties shall disclose to Buyer in writing promptly upon discovery thereof: (i) (in the form of updated Schedules) any material variances from the representations and warranties contained in ARTICLE 4 or ARTICLE 5 (as applicable); (ii) if the employment of any key employee, or key group of employees, of Target or the Transferred Partnerships is terminated for any reason, whether by Target or by such key employee, or key group of employees; (iii) of any written notice from any third party relating to a default or event which, with notice or lapse of time or both, would become a default, received subsequent to the Effective Date, under any Material Contract to which Target or any of the Transferred Partnerships is a party or is subject; or (iv) of any written notice from any Person alleging that the consent of such Person is or may be required with respect to a Material Contract in connection with the transactions contemplated in this Agreement; provided that such disclosure shall not limit or otherwise affect the remedies available hereunder to Buyer, or the representations or warranties contained in ARTICLE 4, or the conditions to the obligation of Buyer to consummate the transactions contemplated in this Agreement.

(b) From the Effective Date until the Closing Date, Holdings shall promptly deliver to Buyer copies of the monthly consolidated financial statements of the Business as they are finalized, but in no event later than the twentieth (20th) day following the last date of such month (the “Interim Financial Statements”).

7.05 Maintenance of Existence of Holdings.  During the period of time from the Closing Date until December 31, 2014, Holdings shall take all commercially reasonable actions to maintain its status as a separate and validly existing legal entity, and without the written consent of Buyer, shall not during such period consummate a merger, sale, dissolution, liquidation or other disposition of Holdings.

7.06 Restructuring.  The Seller Parties shall take all necessary actions such that (i) immediately following the Closing, Target can operate the Business in the same manner as operated by the Sellers prior to the Closing; and (ii) the transactions contemplated in this Section 7.06 are completed with respect to the Seller Parties ((i) and (ii) collectively, the “Restructuring”).

(a) Transfer of Assets.  In connection with the Restructuring, the Sellers shall assign, transfer, convey and deliver to Target all of their right, title and interest in and to the Transferred Business Assets (subject, where unavoidable, to the formalities of any filing and registration of transfer of titles).  The “Transferred Business Assets” shall include, without limitation:

(i) the patent applications listed on Schedule 7.06(a)(i);

(ii) all of the outstanding general and limited partnership interests in the Transferred Partnerships;

(iii) the Pflugerville real property (the “Pflugerville Real Property”) and the Baytown real property (the “Baytown Real Property, and together with the Pflugerville Real Property, the “B&S Real Property”) owned by B&S LP as of the Effective Date listed in Schedule 4.08(c) hereto; and

(iv) to the extent owned by any Person other than the Transferred Partnerships (or to be transferred indirectly to the extent owned by the Transferred Partnerships):

1. cash, cash equivalents and marketable securities to the extent directly arising from or on account of the conduct of the Business;

2. all real property that is used in connection with the Business (including without limitation the Owned Real Property);

3. all Target Intellectual Property and all notebooks, databases, source code, documents and other materials embodying, reflecting or documenting the foregoing, including without limitation the Contract listed in Schedule 7.06(a);

4. all Contracts used in connection with the Business;

5. all receivables generated in connection with the Business;

6. all inventories, raw materials and work-in-process for use in the conduct and operation of the Business, as presently conducted and operated;

7. all equipment used in the conduct and operation of the Business as presently conducted and operated;

8. all books and records with respect to the Businesses;

9. all Licenses and Permits necessary to or principally used in the Business;

10. all claims of the Sellers, as the case may be, to the extent related to the Business;

11. all guaranties, warranties, indemnities and similar rights in favor of the Sellers to the extent related to any Transferred Business Asset;

12. all costs and expenses with respect to the Business that have been paid in advance for goods and services to be received from third parties in the future, and which are classified as assets of the prepaying party;

13. all insurance policies related to the Business, unless such party has procured substantially similar policies for Target or unless obtaining any applicable consents or substantially similar policies would be prohibitively expensive;

14. all Employee Benefit Plans, programs, policies and arrangements sponsored or maintained by Holdings or any of its Affiliates solely for the benefit of Retained Employees (and no other persons) (collectively, the “Holdings Plans”) and the assets thereof; and

15. all other properties and tangible and intangible assets necessary to or used for the conduct or operation of the Business as conducted and operated prior to the Closing;

except, in each case, excluding the Excluded Assets.

The Transferred Business Assets of the Sellers include the assets listed in Schedule 7.06(a) (other than the Excluded Assets), which may be updated prior to the Closing.

(b) Restructuring Agreement.  In connection with the Restructuring, Target, the Sellers and their respective Affiliates, as applicable, shall enter the following agreements, documents and instruments (each, a “Restructuring Agreement”):

(i) the Assignment, Transfer and Assumption Agreement;

(ii) the Intellectual Property Assignment Agreement; and

(iii) deeds, bills of sale or other appropriate documents of transfer for transferring the real and personal property included in the Transferred Business Assets to Target.

(c) Excluded Liabilities.  Target and the Transferred Partnerships shall not assume, and the Sellers, as applicable, shall retain, all liabilities, including any liability arising out of any Excluded Assets; provided, that Buyer shall assume the Assumed Liabilities pursuant to Section 8.06.

7.07 Employee Matters.

(a) Prior to the Closing in connection with the Restructuring, each Seller shall use its best efforts to cause the employment of the employees of the Transferred Partnerships to be transferred to Target by transferring the equity interests of the employing Transferred Partnership to Target (“Continuing Employees”).

(b) Each Seller shall use its reasonable best efforts to cause Benjamin P. Cowart, Chris Carlson and Greg Wallace to enter into the Non-competition Agreement.

7.08 Confidentiality.   From and after the Closing, each of the Sellers shall, and shall cause its respective Affiliates to, hold, and shall use its respective reasonable best efforts to cause its or their respective officers, directors, employees and agents to hold, in confidence any and all information, whether written or oral, concerning Target, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective officers, directors, employees or agents; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective officers, directors, employees or agents from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If either Seller or any of its Affiliates or their respective officers, directors, employees or agents are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that such Seller is advised by its counsel in writing is legally required to be disclosed; provided, that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

7.09 Title Insurance; Title Items; Survey Items.

(a) Title Commitment/Existing Title Policies.  Within ten (10) calendar days after the Effective Date, (i) Sellers shall deliver to Buyer any and all title policies for the Owned Real Property currently existing as of the Effective Date (“Existing Title Policies”), and (ii) B&S LP shall obtain from the Title Company and deliver to Buyer current, effective commitments for title insurance (the “Title Commitments”) for the Baytown Real Property, the Corpus Christi Real Property, and the Pflugerville Real Property, with the policy amounts equal to $870,000 for the Baytown Real Property and $820,000 for the Pflugerville Real Property (a new policy need not be obtained for the Corpus Christi Real Property), naming Target as the proposed insured, accompanied by a true, complete and legible copy of all documents relating to or affecting such properties as set forth on Schedules B and C of the Title Commitments and the Existing Title Policies, for the issuance at Closing of Texas Owners Policies of Title Insurance (Form T-1) for the Baytown Real Property and the Pflugerville Real Property on the standard form currently promulgated by the Texas State Board of Insurance, naming Target as the insured, covering the Baytown Real Property and the Pflugerville Real Property (collectively, the “Closing Title Policies”).  Each Closing Title Policy shall be in the stated policy amounts set forth above, and such Title Policies shall show fee simple title to the Baytown Real Property and the Pflugerville Real Property to be vested in Target.  Recovery owns and holds the fee simple interest in the Corpus Christi Real Property and shall remain the owner thereof after the Closing Date.  The Closing Title Policies shall reflect that Target’s fee simple title in the Baytown Real Property and the Pflugerville Real Property is subject only to (i) current real estate Taxes not yet due and payable as of the Closing Date, (ii) the standard pre-printed exceptions included in the Texas standard form of Owners Title Insurance Policy (Form T-1) (except to the extent such standard pre-printed exceptions are revised or deleted pursuant to an endorsement requested by Buyer), (iii) such other covenants, conditions, easements, restrictions, encumbrances and exceptions to title as Buyer may expressly approve in writing, including any debt created by Buyer pursuant to the refinancing of the Existing Real Property Debt, and (iv) all other Title Items deemed approved by Buyer in accordance with the provisions herein.  The Title Commitments and the Title Policies to be issued by the Title Company shall contain such endorsements as may be reasonably requested by Buyer, but only if the same are commercially available in Texas and then only if Buyer agrees to pay the premiums for such endorsements (Sellers shall pay the cost of the premium for the base Title Policies).  At Closing, Sellers shall execute the Title Company’s standard form of Owner’s/Seller’s Affidavit regarding debts, liens and parties in possession, sufficient to delete such standard exceptions from the Closing Title Policies.

(b) Title Items; Right to Waive Objections or Terminate.  The condition of title of the Owned Real Property, the condition and legal effect of all recorded documents referenced in each Existing Title Policy and Title Commitment, and the terms and provisions to be contained in each Closing Title Policy are hereinafter referred to as the “Title Items”.  Buyer shall, not later than 5:00 p.m. Houston time on the date that is fifteen (15) calendar days after Buyer’s receipt of all (1) Title Commitments and Existing Title Policies, (2) recorded documents referred to therein (full, complete and legible copies), and (3) Surveys (defined below) (the “Objection Period”), deliver written notice to Sellers and the Title Company setting forth a list of Buyer’s objections to any of the Title Items and/or Survey Items (defined below) (collectively, “Buyer’s Objections”).  If Buyer timely delivers to Sellers and the Title Company Buyer’s Objections within the Objection Period, then Sellers shall have five (5) calendar days after receipt of Buyer’s Objections to deliver written notice to Buyer that Sellers are, or are not, able to satisfy each of Buyer’s Objections as of the Closing Date (“Sellers’ Response”).  Sellers shall use commercially reasonable efforts to remove, satisfy or resolve the Title Items and Survey Items to which Buyer has objected, and Sellers shall remove all Title Items which are created after the Effective Date and/or which consist of monetary liens and/or security interests recorded against the Owned Real Property which were created or assumed by, under or through Sellers (collectively, the “Required Title Items”).  However, except for the Required Title Items, Sellers shall have no obligation to remove, satisfy or resolve any other Title Items or Survey Items to which Buyer has objected nor shall Sellers have any obligation to obtain an endorsement to either of the Title Policies to provide insurance coverage to Buyer for any damage caused by the continued existence of the Title Items or Survey Items to which Buyer objected.

(i) If Sellers timely deliver Sellers’ Response to Buyer stating their intent to remove, satisfy or resolve Buyer’s Objections as of the Closing Date, then it shall be a condition of Buyer’s obligation to consummate the transactions contemplated in this Agreement that Sellers, at their own cost, shall remove, satisfy or resolve each of Buyer’s Objections at Closing (including all Required Title Items).  If Sellers fail to timely deliver Sellers’ Response, then Sellers shall be deemed to have delivered notice to Buyer that Sellers are unable or unwilling to cure Buyer’s Objections on or before Closing (except with respect to the Required Title Items, which, in any event, Sellers shall be obligated to remove and/or satisfy).

(ii) If Sellers timely deliver Sellers’ Response to Buyer stating that they are unable to remove, satisfy or resolve Buyer’s objections to the Title Items (other than Required Title Items), or Sellers are deemed to have delivered Sellers’ Response stating the same, then Buyer shall have five (5) Business Days from the date Buyer received the Sellers’ Response (or from the date that Sellers were deemed to have delivered it) to deliver written notice to Sellers that Buyer has elected to terminate this Agreement (the “Termination Notice”).  If Buyer timely delivers the Termination Notice to Sellers terminating this Agreement, then this Agreement shall immediately terminate, expire and (except as otherwise set forth herein) have no further force or effect.   If after the expiration of the Objection Period, the Title Company revises the Title Commitments, or the surveyors revise the Surveys, to add or modify exceptions, or to add or modify the conditions to obtaining any endorsement requested by Buyer during the Objection Period, then Buyer may terminate this Agreement by delivering a Termination Notice to Sellers within five (5) Business Days after such date.   In the event of termination by Buyer, the Real Estate Escrow Company shall promptly return all documents and funds then on deposit in Escrow, this Agreement shall terminate, and unless otherwise specified in this Agreement no Party shall have any further obligation or liability to any other Party.  If Buyer fails to deliver a Termination Notice as permitted hereinabove, the Buyer shall be deemed to have waived its right to terminate this Agreement based on such Title Items and/or such Survey Items, and all of such Title Items and/or Survey Items (other than the Required Title Items) shall be deemed approved and all objections thereto waived by Buyer.

(c) Survey Items; Right to Waive Objections or Terminate .  Sellers will deliver to Buyer, at Sellers’ sole cost and expense, within ten (10) calendar days from the Effective Date, all existing surveys for the Owned Real Property and a current ALTA-ACSM survey for the Corpus Christi Real Property, the Baytown Real Property and the Pflugerville Real Property, reflecting the standard Table A items, all exceptions noted on Schedule B of the Title Commitments, and a survey certification addressed to the Target or Recovery, as applicable (together, the “Surveys”).

(i) The borders, boundaries, property lines, lot lines, plat lines, measurements, metes and bounds descriptions, tract descriptions, statements of acreage, easements, abutments,  encroachments, improvements, location of improvements, legal descriptions and all other items shown or reflected or set forth on or in the Surveys, and the legal effect of all items shown or reflected or set forth on or in the Surveys, are hereinafter referred to as the “Survey Items”.

7.10 Change of Entity Names.  Not later than (18) months after the Closing, the Sellers and their Affiliates shall (a) change their respective names, and shall cause their respective Subsidiaries to change their respective names, to the extent necessary, so that their names do not include “Vertex” or any variation thereof and (b) not use the name “Vertex” or any variation thereof in the conduct of their businesses.

ARTICLE 8
COVENANTS OF BUYER

8.01 Regulatory Filings.

(a) Buyer, within two (2) Business Days after the Effective Date, shall make or cause to be made all filings and submissions pursuant to any Laws applicable to Buyer and its Affiliates for the consummation of the transactions contemplated herein.  Subject to applicable Laws relating to the exchange of information, Target shall have the right to review in advance, and to the extent practicable shall have the right to consult with Buyer on, all the information that appears in any such filings (and Buyer shall consider in good faith the views of Target in connection therewith).  In exercising the foregoing right, Target shall act reasonably and as promptly as practicable.

(b) If any administrative or judicial Proceeding is instituted (or threatened to be instituted) to prohibit the transactions contemplated in this Agreement, Buyer shall use all commercially reasonable efforts to avoid the institution of any such Proceeding and to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated herein.  Notwithstanding anything in this Agreement to the contrary, neither Buyer nor any of its Affiliates shall be required to bring any Proceeding against any Person or accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Body, any requirement to divest or hold separate or in trust (or the imposition of any other material condition or restriction with respect to) any of the respective businesses or assets of Buyer, any Affiliate of Buyer or Target or any of their respective Subsidiaries.

8.02 Conditions.  Buyer shall use all commercially reasonable efforts to cause the conditions set forth in Section 2.01 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.01 (other than those to be satisfied at the Closing).

8.03 Employment Matters.

(a) Prior to the Closing, Buyer shall, or shall cause one of its Affiliates (which, for this purpose, may include Target or any of the Transferred Partnerships) to (i) offer employment effective as of the Closing to each of the employees of Holdings identified by Buyer prior to the Closing (the “Offered Employees”) on such terms and conditions that Buyer determines in its sole discretion (which may include continuation of the Holdings Plans).  As soon as practicable after the Effective Date, Holdings shall allow Buyer reasonable access to Holdings’ employees so that Buyer can conduct interviews and select the specific employees who will be Offered Employees.  Holdings will use its best efforts to facilitate the Offered Employees hired by Buyer or one of its Affiliates.  Any Offered Employees who accept Buyer’s or its Affiliate’s offer of employment and who becomes employed by Buyer or one of its Affiliates as of the Closing Date shall be referred to as a “Retained Employee”.

(b) Nothing in this Section 8.03 constitutes a contract of employment or guarantees any person, including any Retained Employee continued employment or particular compensation or employee benefits after the Closing.  In addition, nothing contained herein shall (i) be treated as an amendment of any benefit plan, policy or program, or (ii) give any third party, including any Retained Employee or any representative thereof, any right  to enforce the provisions of this Section 8.03.

8.04 Rule 144.  With a view to making available to the Sellers the benefits of Rule 144 as it relates to the Stock Consideration, Buyer shall: (i) file all required reports under section 13 or 15(d) of the Exchange Act, as applicable; (ii) submit electronically and post on its corporate website, if any, every interactive data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T; (iii) upon the Seller Representative’s request, furnish to the Seller Representative a written statement that it has complied with the reporting, submission and posting requirements of Rule 144; and (iv) provide the Seller Representative at Buyer’s expense such other documentation (including an opinion of counsel) reasonably required in order to remove the restrictive legend set forth in Section 3.06(f).

8.05 BUYER’S “AS IS” COVENANTS. WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES CONTAINED IN ARTICLE IV AND ARTICLE V OF THIS AGREEMENT IN ANY MANNER, BUYER COVENANTS AS FOLLOWS:

(a) “AS IS” WITH ALL FAULTS.  BUYER ACKNOWLEDGES THAT TARGET IS ACQUIRING THE BAYTOWN REAL PROPERTY AND THE PFLUGERVILLE REAL PROPERTY AND IS ACQUIRING THE PARTNERSHIP INTERESTS IN RECOVERY, WHICH OWNS THE CORPUS CHRISTI REAL PROPERTY, IN THEIR “AS IS WHERE IS WITH ALL FAULTS” CONDITION AS OF THE CLOSING DATE AND, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND/OR IN THE OWNED REAL PROPERTY CONVEYANCE DOCUMENTS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, BY THE SELLERS OR THEIR AGENTS, CONSULTANTS, LEGAL COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, MANAGERS, MEMBERS, TRUSTEES OR BENEFICIARIES.

BUYER ACKNOWLEDGES THAT THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 8.05(a) ARE “CONSPICUOUS” FOR PURPOSES OF ANY APPLICABLE LAW.

(b) BUYER ACKNOWLEDGES THAT, ABSENT INTENTIONAL FRAUD BY THE SELLERS AND SUBJECT TO SELLER’S EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND/OR IN THE OWNED REAL PROPERTY CONVEYANCE DOCUMENTS, EACH SELLER DISCLAIMS AND NEGATES: (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iv) ANY IMPLIED OR EXPRESS WARRANTY WITH RESPECT TO THE CONDITION OF SUCH OWNED REAL PROPERTY, THE COMPLIANCE OF SUCH OWNED REAL PROPERTY WITH ANY ZONING OR OTHER APPLICABLE LAWS, THE PAST OR PROJECTED FINANCIAL CONDITION OF SUCH OWNED REAL PROPERTY (INCLUDING, WITHOUT LIMITATION, THE INCOME OR EXPENSES THEREOF) OR THE USES PERMITTED ON, THE DEVELOPMENT REQUIREMENTS FOR, OR ANY OTHER MATTER OR THING RELATING TO SUCH OWNED REAL PROPERTY OR ANY PART THEREOF BUYER ACKNOWLEDGES THAT THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 8.05(b) ARE “CONSPICUOUS” FOR PURPOSES OF ANY APPLICABLE LAW.

(c) WAIVERS, RELEASES, ACQUITTALS, RELINQUISHMENTS AND DISCHARGES.  AS A MATERIAL PART OF THE CONSIDERATION TO SELLERS FOR THE SALE OF THE BAYTOWN REAL PROPERTY AND THE PFLUGERVILLE REAL PROPERTY TO TARGET AND THE SALE OF THE PARTNERSHIP INTERESTS IN RECOVERY AND ITS OWNERSHIP OF THE CORPUS CHRISTI REAL PROPERTY, SO LONG AS SELLERS AND RECOVERY DELIVER SUCH OWNED REAL PROPERTY ON THE CLOSING DATE IN THE SAME CONDITION (REASONABLE WEAR AND TEAR EXCEPTED) AS IT IS IN ON THE EFFECTIVE DATE HEREOF, EXCEPT FOR INTENTIONAL FRAUD BY SELLERS AND SUBJECT TO THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT AND/OR IN THE OWNED REAL PROPERTY CONVEYANCE DOCUMENTS, BUYER HEREBY WAIVES, RELEASES, ACQUITS, RELINQUISHES AND DISCHARGES ALL SELLERS FROM ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST THE SELLERS OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST OR PRESENT OR FUTURE CONDITION OF SUCH OWNED REAL PROPERTY, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS MATERIALS (BUT ONLY IF SUCH RELEASE OR PRESENCE OF HAZARDOUS MATERIALS IS NOT IN BREACH OF  THE ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 4.16 AND SECTION 5.08 OF THIS AGREEMENT OR THE SUBJECT OF THE INDEMNITY SET FORTH IN SECTION 10.02(a)(i)(6) OF THIS AGREEMENT) OR (B) ANY AND ALL STATEMENTS, REPRESENTATIONS WARRANTIES, REPORTS, OPINIONS OR OTHER INFORMATION, OR ANY MISREPRESENTATION OR FAILURE TO DISCLOSE TO BUYER ANY INFORMATION, REGARDING SUCH OWNED REAL PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION WHICH THE SELLERS SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY BUYER THROUGH AN INSPECTION OF SUCH OWNED REAL PROPERTY OR THE OWNED REAL PROPERTY RECORDS), OTHER THAN SUCH A MISREPRESENTATION CONSTITUTING INTENTIONAL FRAUD, A BREACH OF  THE ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 4.16 AND SECTION 5.08 OF THIS AGREEMENT OR THE SUBJECT OF THE INDEMNITY SET FORTH IN SECTION 10.02(a)(i)(6) OF THIS AGREEMENT.   BUYER UNDERSTANDS THAT SUCH WAIVERS, RELEASES, ACQUITTALS, RELINQUISHMENTS AND DISCHARGES INCLUDES STATUTORY AS WELL AS COMMON LAW AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH BUYER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER.  BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVERS, RELEASES, ACQUITTALS, RELINQUISHMENTS AND DISCHARGES ARE OF MATERIAL CONSIDERATION TO THE SELLERS IN ENTERING INTO THIS AGREEMENT, THAT BUYER’S COUNSEL HAS ADVISED BUYER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVERS, RELEASES, ACQUITTALS, RELINQUISHMENTS AND DISCHARGES AND THAT BUYER HAS TAKEN INTO ACCOUNT, IN CONSENTING TO TARGET’S ACQUISITION OF SUCH OWNED REAL PROPERTY AND THE ALLOCATION OF THE PURCHASE PRICE IN RESPECT THEREOF, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING SUCH OWNED REAL PROPERTY OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN.

WITHOUT LIMITING OR WAIVING THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND/OR IN THE OWNED REAL PROPERTY CONVEYANCE DOCUMENTS, BUYER HEREBY ACKNOWLEDGES AND AGREES THAT (i) BUYER MAY AFTER THE CLOSING DATE DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW (OR AS OF THE CLOSING) KNOWN OR BELIEVED TO BE TRUE REGARDING SUCH OWNED REAL PROPERTY, (ii) BUYER’S AGREEMENT TO WAIVE, RELEASE, ACQUIT, RELINQUISH AND DISCHARGE THE SELLERS AS SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS, AND (iii) AS TO THE WAIVERS, RELEASES, ACQUITTALS, RELINQUISHMENTS AND DISCHARGES EXPRESSLY SET FORTH IN THIS SECTION, BUYER KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS, BENEFITS AND PRIVILEGES TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY FEDERAL, STATE, LOCAL OR OTHER LAWS THAT DO OR WOULD NEGATIVELY AFFECT THE VALIDITY OR ENFORCEABILITY OF ALL OR ANY PART OF THE WAIVERS, RELEASES, ACQUITTALS, RELINQUISHMENTS AND DISCHARGES SET FORTH IN THIS SECTION 8.05(c) AND/OR ELSEWHERE IN THIS AGREEMENT.

8.06 Assumed Liabilities.  Buyer shall assume, and agrees to faithfully discharge or perform all liabilities related to the Business that arise out of the Transferred Business Assets in the ordinary course of business to the extent not in contravention of the provisions of this Agreement (the “Assumed Liabilities”).

ARTICLE 9
TERMINATION

9.01 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Sellers;

(b) by Buyer pursuant to Section 7.09(b);

(c) by Buyer, if (i) a Material Adverse Effect has occurred, or (ii) there has been a violation or breach by Target or the Sellers of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer in its sole discretion or cured by Target or Sellers within fifteen (15) calendar days after written notice thereof from Buyer;

(d) by the Seller Representative, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Target and Sellers at Closing and such violation or breach has not been waived by the Seller Representative in its sole discretion or cured by Buyer, as applicable, within fifteen (15) calendar days after written notice thereof from the Seller Representative; or

(e) by Buyer or the Seller Representative, if the Closing has not occurred prior to the date that is the forty-fifth (45th) day after the Effective Date, provided that the Party delivering such notice shall not have caused such failure to close.

9.02 Effect of Termination.  In the event of termination of this Agreement by either Buyer or Sellers as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect, and there shall be no liability on the part of one Party to another, except for (x) any liability of a Party for knowing or willful breaches of the covenants contained in this Agreement occurring prior to the time of such termination, or (y) in the case of a termination by either party if, prior to such termination, all of the conditions precedent set forth in Section 2.01 or 2.02, as applicable, had been satisfied, Sellers or Buyer, as applicable, had indicated in writing to the other party that it was ready and willing to close, and the other party thereafter failed to consummate the transactions within the time frame for the Closing set forth in Section 1.04; provided that Section 7.08, this Section 9.02 and ARTICLE 12 hereof shall survive the termination of this Agreement in accordance with their terms.

ARTICLE 10
ADDITIONAL COVENANTS AND AGREEMENTS

10.01 Survival.

(a) With respect to any claim or claims for breaches of the representations and warranties contained in ARTICLE 3, ARTICLE 4 and ARTICLE 5 (except for the Fundamental Representations), no indemnifying party shall be liable with respect to any breach of such representations and warranties in ARTICLE 3, ARTICLE 4 or ARTICLE 5 unless written notice of a claim for indemnification with respect to such breach is given by the indemnified party to Buyer or the Sellers, as applicable, on or before the date that is eighteen (18) months after the Closing Date (the “Survival Date”), it being understood that so long as such claim for indemnification arises and such written notice is given on or prior to the Survival Date, such representations and warranties shall continue to survive with respect to such specific claim for indemnification until such claim is resolved.  However, if written notice of a claim with respect to any breach of the representations and warranties contained in ARTICLE 3, ARTICLE 4 or ARTICLE 5 (except for the Fundamental Representations) is not given on or prior to the Survival Date, then all claims for indemnification based thereon shall terminate, expire and have no further force or effect and shall be deemed released, waived and forever relinquished.

(b) Notwithstanding the foregoing Section 10.01(a), there shall be no time limitation with respect to any claim arising out of any breach of any of the Fundamental Representations.

10.02 Indemnification of Buyer.

(a) From and after the Closing, subject to the provisions of this ARTICLE 10,

(i) Holdings shall indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, Target), and their respective officers, directors, employees and agents (the “Buyer Indemnitees”), from and against any and all liabilities, obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, fines, forfeitures, civil penalties, losses, costs and expenses (including reasonable attorneys’ fees) (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by the Buyer Indemnitees to the extent such Losses result from or arise out of: (1) any breach of any representation or warranty of Holdings or Target contained in ARTICLE 3 or ARTICLE 4 of this Agreement, or any certificate delivered in connection herewith (without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty); (2) any breach of any covenant or agreement by Holdings or (prior to Closing) by Target; (3) any and all Pre-Closing Taxes (other than as provided in Section 10.02(a)(ii)(3)), including but not limited to, all Taxes imposed on Buyer or Target or any of its Subsidiaries in connection with the Restructuring and the transfer of the Units to Buyer; (4) any Indebtedness (excluding the Existing BofA Debt and the Existing Real Property Debt) or any Target Transaction Expenses; (5) the Excluded Assets, the Restructuring and any other pre-closing transactions among the Sellers, the Transferred Partnerships and their respective present and former Affiliates, directors, officers, equity owners, representatives and advisors or (6)(A) the ownership, operation or condition at any time on or prior to the Closing Date of the CMT Property (including the costs of any Cleanup), (B) any Hazardous Substances that were present on or at the CMT Property at any time on or prior to the Closing Date (including the costs of any Cleanup); or (C) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred or manifested itself), property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of the Seller Parties and the Transferred Partnerships, in any way arising from or allegedly arising from any Hazardous Activity conducted with respect to the CMT Property or the operation of Target and the Transferred Partnerships on or prior to the Closing Date or from Hazardous Substances that were (1) present on or prior to the Closing Date on or at the CMT Property (or present on or at any other property, if such Hazardous Substances emanated from the CMT Property on or prior to the Closing Date), or (2) Released on or at the CMT Property by the Seller Parties or the Transferred Partnerships or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

(ii)  B&S LP shall indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses suffered or incurred by the Buyer Indemnitees to the extent such Losses result from or arise out of: (1) any breach of any representation or warranty of B&S LP contained in ARTICLE 5 of this Agreement, or any certificate delivered in connection herewith (without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty); (2) any breach of any covenant or agreement by B&S LP or (3) any and all operating expenses arising prior to the Closing Date and Pre-Closing Taxes attributable to the B&S Real Property.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnitee would otherwise be entitled to indemnification for a Loss pursuant to this Agreement, the Buyer Indemnitees shall not be entitled to indemnification for such Loss pursuant to Section 10.02(a)(i)(1) or Section 10.02(a)(ii)(1) (other than in respect of intentional fraud of Sellers or the Fundamental Representations, for which the Threshold shall not apply), Section 10.02(a)(i)(2) or Section 10.02(a)(ii)(2) (other than the covenants under Sections 1.02(f) (Post-Closing Net Working Capital Adjustment) and the last sentence of Section 10.09(f) (Refunds), to which the Threshold shall not apply), until the aggregate amount of all Losses eligible for indemnification pursuant to this Agreement exceeds on a cumulative basis an amount equal to One Hundred Fifty Thousand Dollars ($150,000) (the “Threshold”), in which event (subject to the provisions of Section 10.02(c) and (d) below), Sellers shall be required to pay or be liable for all such Losses from the first dollar.  All payments under this Section 10.02 shall be treated by the Parties as an adjustment to the proceeds received by Holdings pursuant to ARTICLE 1.

(c) Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnitee would otherwise be entitled to indemnification for a Loss pursuant to this Agreement, the Buyer Indemnitees shall not be entitled to indemnification to the extent the aggregate amount of all Losses eligible for indemnification pursuant to this Agreement exceeds One Million and No/100 Dollars ($1,000,000.00) (the “Cap”); provided, that the Cap shall not apply to Losses in respect of (i) intentional fraud of Sellers, (ii) Section 10.02(a)(i)(3), (iii) Section 10.02(a)(ii)(3), (iv) Section 10.02(a)(i)(4), (5) or (6) or (v) the Fundamental Representations (collectively, the “Core Claims”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, any indemnification of the Buyer Indemnitees pursuant to Section 10.02(a) (other than in respect of the Core Claims) (all indemnification claims for other than Core Claims, collectively the “Limited Claims”), subject to the Threshold and the Cap, shall with respect to Limited Claims be made and effected solely by a payment made from the Holdback Escrow Amount, in accordance with the terms of the Holdback Escrow Agreement.  If and to the extent such Holdback Escrow Amount is insufficient to cover the Limited Claims, the Buyer Indemnitees’ right to indemnification for the uncovered portion is extinguished.  Except for Direct Holdings Obligations (defined below), any indemnification of the Buyer Indemnitees in respect of Core Claims shall not exceed the Purchase Price actually received by the Sellers, and shall be payable first from the Holdback Escrow Funds (to the extent that there are any remaining Holdback Escrow Funds available for indemnification) and thereafter, from Holdings.  Any payment required to be made by Holdings to Buyer under Sections 1.03(f) (Post-Closing Net Working Capital Adjustment) or the last sentence of Section 10.09(f) (Refunds) shall not come from the Holdback Escrow Funds but shall be the direct financial obligation of Holdings (“Direct Holdings Obligations”).  For the avoidance of doubt, except for Core Claims and Direct Holdings Obligations, none of the agreements, covenants, representations, warranties or undertakings of the Sellers in this Agreement shall be binding personally upon any officer, director, trustee, beneficiary, partner, manager, member, principal, agent, attorney or shareholder of any Seller or upon the assets (whether real property or personal property or otherwise) of any Seller, it being agreed that the sole recourse of the Buyer and all other Buyer Indemnitees for Limited Claims shall be to enforce its claims for indemnification for Losses available to it under this Agreement against the Holdback Escrow Amount, pursuant to the Holdback Escrow Agreement, until the Holdback Escrow Amount is exhausted.

(e) Section 10.5 notwithstanding, Buyer shall be entitled (at its election) to control any Cleanup, any related Action and any other Action with respect to which relief may be sought under Section 10.02(a)(i)(6); provided, however, that the procedure described in Section 10.5 will apply to any Third-Party Claim solely for monetary damages relating to a matter covered by Section 10.02(a)(i)(6).  Without in any respect limiting the generality of Section 10.02(a)(i)(6), Holdings shall be responsible pursuant thereto for all costs of assessing, investigating and monitoring environmental conditions at the CMT Property, within the eighteen (18) month period following the Closing, that Buyer in good faith deems necessary to comply with the recommendations set forth in the Phase II report with respect to the CMT Property listed on Schedule 4.16, which costs may be satisfied, at Buyer’s election, out of the Holdback Escrow Funds.

(f) Notwithstanding anything to the contrary set forth in Section 10.02(a)(i)(6), Holdings shall be responsible for indemnifying the Buyer Indemnitees under Section 10.02(a)(i)(6) for Losses (including Cleanup costs) to clean up petroleum hydrocarbons in the groundwater at the CMT Property only to the extent set forth on Schedule 10.02(f).  Nothing in this Section 10.02(f) shall limit the indemnity of Holdings set forth in Section 10.02(a)(i)(6) with respect to any other Loss not related to petroleum hydrocarbons in the groundwater at the CMT Property.

(g) Except for Holdings’ obligations under Section 10.02(f), which shall survive the Closing indefinitely, Holdings’ obligations under Section 10.02(a)(i)(6) shall terminate on the third (3rd) anniversary of the Closing Date.  Holdings’ maximum liability for indemnification for any Losses pursuant to Section 10.02(a)(i)(6) shall not exceed One Million and No/100 Dollars ($1,000,000.00); provided that the foregoing shall not apply to any Losses eligible for indemnification pursuant to Section 10.02(f).  For the avoidance of doubt, claims for Losses pursuant to Section 10.02(a)(i)(6) shall not be counted towards the Cap set forth in Section 10.02(c), and the sole dollar limitation on claims for Losses pursuant to Section 10.02(a)(i)(6) shall be as set forth in this Section 10.02(g).  Any claim for indemnification under Section 10.02(a)(i)(6) shall be made first (i) during the first eighteen (18) months after the Closing Date, against the Holdback Escrow Funds pursuant to Section 10.04, and (ii) during the second eighteen (18) months after the Closing Date, against any unpaid Earn-out Payments pursuant to Section 1.06(j).

10.03 Indemnification of Sellers.  From and after the Closing, subject to the provisions of this ARTICLE 10, Buyer shall indemnify Sellers, their partners and their respective Affiliates, and its and their officers, directors, employees and agents (the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by the Seller Indemnitees to the extent such Losses arise from or relating to: (i) a breach of any representation or warranty of Buyer contained in this Agreement, or any certificate delivered in connection herewith; (ii) a breach of any covenant or agreement by Buyer contained in this Agreement requiring performance by Buyer prior to the Closing or by Buyer or Target and the Transferred Partnerships after the Closing; (iii) any and all Post-Closing Taxes; or (iv) the operation of the business of Buyer, Target or the Transferred Partnerships following the Closing or actions taken by Buyer or Target or the Transferred Partnerships at (after Target is owned by Buyer) or after the Closing.

(a) Notwithstanding anything to the contrary set forth in this Agreement, even if a Seller Indemnitee would otherwise be entitled to indemnification for a Loss pursuant to this Agreement, the Seller Indemnitees shall not be entitled to indemnification for such Loss until the aggregate amount of all Losses eligible for indemnification pursuant to this Agreement exceeds on a cumulative basis the Threshold, in which event (subject to the provisions of Section 10.03(b) below), Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if a Seller Indemnitee would otherwise be entitlement to indemnification for a Loss pursuant to this Agreement, the Seller Indemnitees shall not be entitled to indemnification to the extent such Loss in the aggregate amount of all Losses eligible for indemnification pursuant to this Agreement exceeds the Cap.

10.04 Holdback Escrow.  On the Closing Date, the Holdback Escrow Amount shall be delivered to the Holdback Escrow Agent to be held pursuant to the Holdback Escrow Agreement to satisfy Third-Party Claims or other claims related to Losses suffered by Buyer Indemnities.  After the Survival Date, other than to the extent that there are pending claims for any Losses suffered by Buyer Indemnities that were delivered in writing to the Sellers prior to the Survival Date, the Holdback Escrow Amount then remaining in the Holdback Escrow Account shall be released from the Holdback Escrow Account (if there are pending claims for Losses suffered by Buyer Indemnities then only such portion of the Holdback Escrow Amount in excess of such pending claims for Losses shall be released from the Holdback Escrow Account), subject to the terms and conditions of the Holdback Escrow Agreement.

10.05 Procedures Relating to Indemnification.

(a) In order for a party to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), in respect of a claim or demand made against the Claiming Party by any Person who is not a party to this Agreement or an Affiliate thereof (a “Third-Party Claim”), such Claiming Party must notify the party to this Agreement that is or may be required to provide indemnification hereunder with respect to such Third-Party Claim (the “Defending Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible but in any event within fifteen (15) days after receipt by such Claiming Party of notice of the Third-Party Claim (or within such shorter time as may be necessary to give the Defending Party a reasonable opportunity to respond to and defend such Third-Party Claim); provided that any delay or failure in giving such notification shall not affect the indemnification provided hereunder except to the extent the Defending Party shall have been prejudiced as a result of such failure.  Thereafter, the Claiming Party shall deliver to the Defending Party, within five (5) Business Days after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third-Party Claim.

(b) The Defending Party shall have the right upon written notice to the Claiming Party within thirty (30) days after receipt from the Claiming Party of notice of such claim, to conduct at the sole cost and expense of the Defending Party the defense against such claim; provided that before the Defending Party assumes control of such defense it must first agree and acknowledge in such notice that the Defending Party is fully responsible (subject to the limitations of Sections 10.02 and 10.03) for all Losses relating to such Third-Party Claim (a “Control Notice”); provided further that the Defending Party shall not have the right to assume control of such defense if the Third-Party Claim; (i) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages); (ii) involves criminal allegations; (iii) is one in which the Defending Party is also a party and joint representation would, as determined in each case by the Claiming Party based on advice of outside counsel, be inappropriate or there may be legal defenses available to the Claiming Party which are different from or additional to those available to the Defending Party; (iv) involves a claim which, upon petition by the Claiming Party, the appropriate court rules that the Defending Party failed or is failing to vigorously prosecute or defend; or (v) is with respect to Taxes (which shall be governed by Section 10.09(e)).  In the event that the Defending Party validly delivers a Control Notice, the Claiming Party will reasonably cooperate, at the sole cost and expenses of the Defending Party, with and make reasonably available to the Defending Party such assistance and materials as may be reasonably requested by it, and the Claiming Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  Whether or not the Defending Party shall have assumed the defense of a Third-Party Claim, the Claiming Party shall not admit any liability with respect to, and shall not have the right to compromise, settle, discharge or consent to entry of judgment with respect to, such Third-Party Claim without the prior written consent of the Defending Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Without the prior written consent of the Claiming Party, the Defending Party will not enter into any settlement of any Third-Party Claim or consent to entry of judgment with respect to such claim, if pursuant to or as a result of such settlement or consent, (x) injunctive or other equitable relief would be imposed against the Claiming Party, or (y) such settlement or consent would lead to liability or create any financial obligation on the part of the Claiming Party for which the Claiming Party is not entitled to indemnification hereunder.  If an offer is made to settle a Third-Party Claim, which offer the Defending Party is permitted to settle under this Section 10.05(b) only upon the prior written consent of the Claiming Party, and the Defending Party desires to accept and agree to such offer, the Defending Party will give prompt written notice to the Claiming Party to that effect.  If the Claiming Party does not consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Claiming Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Defending Party as to such Third-Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Claiming Party through the date such settlement offer is given to the Claiming Party to the extent such amount is otherwise indemnifiable hereunder.

10.06  No Contribution.  Each Seller agrees that, after the Closing, it may not seek recovery against Target or the Transferred Subsidiaries, pursuant to any theory of subrogation, contribution or otherwise of any Losses payable for any breach by Target or the Transferred Subsidiaries.

10.07 Determination of Loss Amount.

(a) Losses for breaches of representations and warranties contained in this Agreement shall be net of any insurance proceeds or third-party payments actually received by and paid to the Claiming Party in each case net of costs and expenses incurred in procuring such recovery and any retro premium adjustments, increases in premium, deductibles or other costs directly related thereto.  In the event that any such insurance or other recovery is actually received by any Claiming Party with respect to any Loss for which any such Claiming Party has been indemnified hereunder, then a refund equal to the aggregate net amount of such recovery or the indemnification payment, whichever is less, shall be made promptly to the Defending Party.

(b) Absent intentional fraud, in no event shall any Party be entitled to recover or make a claim for any amounts in respect of speculative or remote damages, except to the extent such damages are awarded against the indemnified party in a Third-Party Claim.

(c) The representations, warranties and covenants of the Defending Party, and the Claiming Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Claiming Party (including by any of its representatives) or by reason of the fact that the Claiming Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Claiming Party’s waiver of any condition set forth in ARTICLE 2.

10.08 Exclusive Remedy.  Except as otherwise provided in this Section 10.08, the provisions of this ARTICLE 10 constitute the sole and exclusive remedies for recovery of Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated herein.  The provisions of this Section 10.08 shall not, however, prevent or limit a cause of action hereunder with respect to (i) intentional fraud; (ii) disputes under Section 1.03(e) (Post-Closing Net Working Capital Adjustment) (which disputes under Section 1.03(e) will be resolved in accordance with the dispute resolution mechanisms set forth therein); (iii) amounts payable by Buyer to Holdings, or Holdings to Buyer, as applicable, pursuant to Section 1.03(e) (Post-Closing Net Working Capital Adjustment) (which Holdings or Buyer shall enforce pursuant to Section 1.03(e)); (iv) disputes under Section 1.06(b) (Procedures Applicable to Determination of the Earn-out Payments) (which disputes under Section 1.06(b) will be resolved in accordance with the dispute resolution mechanisms set forth therein); (v) amounts payable from Holdings to Buyer pursuant to the last sentence of Section 10.09(f) (Refunds); or (vi) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto.

10.09 Tax Matters.  The provisions of this Section 10.09 shall govern the allocation of responsibility as between Buyer and Target on the one hand, and the Sellers on the other hand, for certain Tax matters following the Closing:

(a) Cooperation.  The Sellers, Buyer and Target shall cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, as and to the extent reasonably requested by the other Parties, in preparing and filing Tax Returns, and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or audit or litigation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer shall, and shall cause Target and each of the Transferred Partnerships to, retain and maintain such records and information until the later of (i) six (6) years following the Closing Date; and (ii) the applicable statute of limitations with respect to the Tax for which such records or information relate, and allow the Seller Representative (and its agents and representatives) to inspect, review and make copies of such records and information as they may reasonably request from time to time during normal business hours and after appropriate prior notification.  Buyer, the Sellers and Target further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transaction contemplated herein).

(b) Preparation and Filing of Tax Returns of Target and the Transferred Partnerships.

(i) Buyer shall, at Buyer’s cost and expense, prepare, or cause to be prepared all Pre-Closing Period Tax Returns required to be filed by or on behalf of each of Target and the Transferred Partnerships that have not yet been filed as of the Closing Date.  Buyer shall also prepare or cause to be prepared, at Buyer’s cost and expense, all Straddle Period Tax Returns required to be filed by or on behalf of each of Target and the Transferred Partnerships.  All such Pre-Closing Period Tax Returns and Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of Target or the Transferred Partnerships (as the case may be), except as required by applicable Law; provided that neither Target nor the Transferred Partnerships shall waive any carryback of any net operating loss, capital loss or credit arising in a Pre-Closing Period on any such Pre-Closing Period Tax Return or Straddle Period Tax Return.  Buyer shall deliver or cause to be delivered drafts of all such Pre-Closing Period Tax Returns and Straddle Period Tax Returns (and all relevant work papers and other items required to understand such Tax Return or other items as reasonably requested by the Seller Representative) to the Seller Representative for its review (with the understanding that such Tax Returns delivered will be redacted or otherwise modified so that only information relating to Target and the Transferred Partnerships will be furnished) within thirty (30) days of the due date for each such Tax Return (taking into account extensions); provided, however, that such drafts of any such Tax Return shall be subject to the Seller Representative’s review, comment and approval, which shall not be unreasonably withheld, conditioned or delayed.

(ii) If the Seller Representative disputes any item on such Pre-Closing Period Tax Return or Straddle Period Tax Return, it shall notify Buyer (by written notice within ten (10) days of receipt of such draft of such Tax Return) of such disputed item (or items) and the basis for its objection.  If the Seller Representative does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return or Straddle Period Tax Return, as the case may be, shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 10.09(b) only.  Buyer and the Seller Representative shall act in good faith to resolve any dispute within five (5) days of the Seller Representative’s notification of such disputed item (or items).  If Buyer and the Seller Representative cannot resolve any disputed item, the item in question shall be resolved by the Firm (for the avoidance of doubt, the Firm shall be an accounting firm) as promptly as practicable (in accordance with the provisions of this Section 10.09(b)), whose determination shall be final and conclusive for purposes of this Section 10.09(b) only.  Without limitation, each Party may submit data and information to the Firm as such Party deems appropriate.  The Firm shall be instructed to use every reasonable effort to complete its services within ten (10) calendar days after submission of the dispute to it, in any case, as soon as practicable after such submission.  The fees and expenses of the Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers.

(c) Transfer Taxes.  The Sellers shall pay 50% and the Buyer shall pay 50% of all transfer, real property transfer, documentary, sales, use, stamp, duty, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated herein (together, “Transfer Taxes”), except with respect to any such Transfer Taxes incurred in connection with the Restructuring, which shall be borne 100% by the Sellers.  The Sellers and the Buyer shall each be responsible for preparing and filing their respective Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law, provided, however, that each Party shall cooperate with the other Party in the preparation and filing of all such Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(d) Computation of Liabilities.  To the extent permitted or required, the taxable year of each of Target and the Transferred Partnerships that includes the Closing Date shall close as of the end of the Closing Date.  Whenever it is necessary to determine the liability for Taxes for a Straddle Period, the amount of any Taxes based on or measured by income or receipts of each of Target and the Transferred Partnerships for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of each of Target and the Transferred Partnerships for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) Tax Contests.

(i) Buyer shall deliver a written notice to the Seller Representative in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court Proceeding with respect to Taxes of any of Target or the Transferred Partnerships for which the Sellers may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to so notify the Seller Representative shall not relieve the Sellers of any obligation or liability that the Sellers may have to Buyer except to the extent that the Seller Representative demonstrates that the Sellers are prejudiced therein.

(ii) With respect to Tax Contests for Taxes of each of Target and the Transferred Partnerships for a Pre-Closing Period for which the Sellers would have liability for any indemnification payments under this Agreement, the Seller Representative may elect to assume and control the defense of such Tax Contest by written notice to Buyer within thirty (30) days after delivery by Buyer to the Seller Representative of the Tax Claim Notice.  If the Seller Representative elects to assume and control the defense of such Tax Contest, the Seller Representative (A) shall bear its own costs and expenses, (B) shall be entitled to engage its own counsel and (C) may (1) pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that the Seller Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of Buyer or any of its Affiliates (including any of Target or the Transferred Partnerships) for any Tax period ending after the Closing Date.  If the Seller Representative elects to assume the defense of any Tax Contest, the Seller Representative shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before the Seller Representative sends such correspondence to any Taxing Authority), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right to participate, at its own expense, in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests).

(iii) In connection with any Tax Contest that relates to Taxes of each of Target and the Transferred Partnerships for a Pre-Closing Period that the Seller Representative does not elect to control pursuant to Section 10.09(e)(ii), such Tax Contest shall be controlled by Buyer (and the Sellers shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer relating to a Tax Contest described in this Section 10.09(e)(iii)), and the Seller Representative agrees to cooperate with Buyer in pursuing such Tax Contest.  In connection with any Tax Contest that is described in this Section 10.09(e)(iii) and controlled by Buyer, Buyer shall (x) keep the Seller Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller Representative of any related correspondence and shall provide the Seller Representative with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (y) consult with the Seller Representative in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Seller Representative shall reasonably request, and, at its own costs and expenses, the Seller Representative shall have the right to participate, at its own expense, in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests).  Buyer may not settle or compromise any Tax Contest of a Pre-Closing Period without the prior written consent of the Seller Representative (which will not be unreasonably withheld or delayed) if the Sellers would be liable for any indemnification payments under this Agreement.

(iv) In connection with any Tax Contest for Taxes of each of Target and the Transferred Partnerships for any Straddle Period, such Tax Contest shall be controlled by Buyer; provided that, and only to the extent that the Sellers would have liability for any indemnification payments under this Agreement, Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of the Seller Representative, such consent not to be unreasonable withheld, conditioned or delayed.  Buyer shall (x) keep the Seller Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller Representative of any related correspondence and shall provide the Seller Representative with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (y) consult with the Seller Representative in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Seller Representative shall reasonably request, and, at its own costs and expenses, the Seller Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests).

(v) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 10.09(e).

(f) Refunds.  Buyer may (except as provided in Section 10.09(b)), at its option, cause any of Target or the Transferred Partnerships to elect, where permitted by applicable Law, to carry forward or carry back any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Period or Straddle Period.  Buyer shall promptly notify the Seller Representative of and pay (or cause to be paid) to the Sellers: any refund of Taxes paid to any of Target or the Transferred Partnerships for any Pre-Closing Period actually received by Buyer, Target or the Transferred Partnerships (or any of their respective Affiliates) and any amounts of Pre-Closing Taxes credited against Taxes for a Post-Closing Period or a Straddle Period beginning after the Closing Date to which Target or the Transferred Partnerships become entitled in a Tax period ending after the Closing Date, net of any Tax liabilities or increase in Tax liabilities imposed on Buyer, Target or the Transferred Partnerships (or any of their respective Affiliates) resulting from such refund; provided, however, that the Sellers shall not be entitled to any refund to the extent such refund relates to a carryback of a Tax attribute from any period ending after the Closing Date.  Buyer shall pay (or cause to be paid) the amounts described in the second sentence of this Section 10.09(f) within thirty (30) days after the actual receipt of the Tax refund giving rise to Buyer’s obligation to make payment hereunder with respect thereto.  To the extent that Buyer has paid a Tax refund to the Seller Representative, and all or a portion of such Tax refund has subsequently been determined to be due and owed to a Governmental Body under the procedures of Section 10.09(e) or otherwise, the Seller Representative shall return to Buyer such amounts of such refund which have been determined to be due and owed to such Governmental Body.

(g) Amendment of Tax Returns.  Without the prior written consent of the Seller Representative, Buyer will not (i) amend or permit Target or the Transferred Partnerships to amend any Tax Return relating a Pre-Closing Period (or portion thereof), (ii) make or change any Tax election with effect in any Pre-Closing Period, or (iii) take any other action that would take effect in a Pre-Closing Period, in each case if the Sellers would be liable for any indemnification payments under this Agreement.

(h) Treatment of Purchase.  For U.S. federal income tax purposes, the Parties agree to treat the purchase of the Units by Buyer as a purchase by Buyer of all of the Target’s assets, and by the Sellers as a sale of partnership interests, in each case as provided in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2).

(i) Allocation of Purchase Price.  The consideration for the Units (plus other relevant items) paid to the Sellers under this Agreement shall be allocated among the Non-competition Agreement and the acquired assets of Target and of the Transferred Subsidiaries in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate), and the Parties shall cooperate with each other in the preparation of such allocation.  Buyer and the Sellers shall report and file Tax Returns (including, but not limited to, IRS Form 8594) in all respect and for all purposes consistent with the agreed upon allocation, and neither Buyer nor the Sellers shall take any position that is inconsistent with such allocation unless required to do so by Law.  Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulation Section 1.1060-1(c).  The Parties agree that, in determining the above allocation, the consideration paid to B&S LP for its Units shall be allocated among the Baytown Real Property and Pflugerville Real Property in accordance with the above principles.

10.10 Further Assurances.  From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated in this Agreement.

10.11 Express Negligence Rule.  THE PROVISIONS IN THIS ARTICLE 10 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.  THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES THE EXPRESS NEGLIGENCE RULE AND CONSPICUOUSNESS REQUIREMENT UNDER TEXAS LAW.

ARTICLE 11
DEFINITIONS

11.01 Definitions.  For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, Proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assignment, Transfer and Assumption Agreement” means the assignment, transfer and assumption agreement to be entered into between Target and the Sellers in the form attached hereto as Exhibit C, pursuant to which the Sellers would transfer their Transferred Business Assets to Target in exchange for the Units.

“Assumed Liabilities” has the meaning set forth in Section 8.06.

“B&S LP” has the meaning set forth in the preamble.

“B&S Real Property” has the meaning set forth in Section 7.06(a)(iii).

“Baytown Real Property” has the meaning set forth in Section 7.06(a)(iii).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day where nationally recognized banks are open to conduct business in Houston, Texas.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Debt Agreements” means (i) that certain Loan Agreement dated as of September 16, 2010, by and between Bank of America, N.A. and Buyer, (ii) that certain Letter Loan Agreement dated as of May 26, 2009, by and between Buyer and Regions Bank, and (iii) the financing contemplated in Section 2.01(h), as each may be amended from time to time.

“Buyer Indemnitees” has the meaning set forth in Section 10.02(a).

“Buyer’s Objections” has the meaning set forth in Section 7.09(b).

“Cash on Hand” means, with respect to Target and the Transferred Partnerships, all cash, cash equivalents, marketable securities, short term investments and deposits with third parties (including landlords), in each case determined in accordance with GAAP.  For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of Target and the Transferred Partnerships.

“Cap” has the meaning set forth in Section 10.02(c).

“Cedar Marine” has the meaning set forth in the Recitals.

“Claiming Party” has the meaning set forth in Section 10.05(a).

“Cleanup” means all actions to investigate, remove, remediate, take corrective action to address, treat, clean up or in any other way address the presence, Release or threat of Release of any Hazardous Substances whether or not any expense incurred in connection with such action constitutes a capital expenditure.

“Closing” has the meaning set forth in Section 1.04(a).

“Closing Adjustment” has the meaning set forth in Section 1.03(d)(ii).

“Closing Date” has the meaning set forth in Section 1.04(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 1.03(e)(i).

“Closing Payment” has the meaning set forth in Section 1.03(b).

“Closing Statement” has the meaning set forth in Section 1.03(e)(i).

“Closing Title Policies” has the meaning set forth in Section 7.09(a).

“CMT Lease” means that certain Lease Agreement dated as of July 25, 1997 by and between CP Terminal LLC and Cedar Marine (as successor to TRW Trading, Inc.), as amended.

“CMT Property” means the premises leased under the CMT Lease.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company EBITDA” means the EBITDA of Buyer including the EBITDA of Target and the Transferred Partnerships.

“Continuing Employees” has the meaning set forth in Section 7.07(a).

“Contract” means any legally binding written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or arrangement.

“Control Notice” has the meaning set forth in Section 10.05(b).

“Core Claims” has the meaning set forth in Section 10.02(c).

“Corpus Christi Real Property” means the Corpus Christi real property owned by Recovery as of the Effective Date listed in Schedule 4.08(c) hereto.

“Crossroad” has the meaning set forth in the Recitals.

“Current Assets” means Cash on Hand, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing and (b) deferred Tax assets, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes, accrued interest, accrued expenses and other accrued liabilities, but excluding (a) Existing BofA Debt, (b) the Existing Real Property Debt, (c) deferred Tax liabilities and (d) the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.  Current Liabilities shall include the aggregate dollar amount that would be payable to employees of Holdings and its Subsidiaries in respect of their accrued paid time-off if such employees were terminated by Holdings effective as of the Closing, which the parties agree is Ninety-Two Thousand Dollars ($92,000).  Current Liabilities shall not include the Target Transaction Expenses.

“Debt Repayment Amount” has the meaning set forth in Section 1.03(c)(iii).

“Defending Party” has the meaning set forth in Section 10.05(a).

“Direct Holding Obligations” has the meaning set forth in Section 10.02(d).

“Disputed Items” has the meaning set forth in Section 1.03(e)(iv).

“Earn-out Calculation” has the meaning set forth in Section 1.06(b)(i).

“Earn-out Calculation Delivery Date” has the meaning set forth in Section 1.06(b)(i).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 1.06(b)(ii).

“Earn-out Calculation Statement” has the meaning set forth in Section 1.06(b)(i).

“Earn-out Payment” has the meaning set forth in Section 1.06(a).

“Earn-out Period” means the First Earn-out Period, the Second Earn-out Period and the Third Earn-out Period.

“Earn-out Review Period” has the meaning set forth in Section 1.06(b)(ii).

“EBITDA” means net income calculated in accordance with GAAP applied on a basis consistent with prior Buyer accounting principles and practices, before (i) income tax expense (benefit); (ii) interest income; (iii) interest expense; (iv) non operating losses or gains; (v) depreciation and amortization; (vi) stock-based compensation; (vii) acquisition related expenses and (viii) non-cash asset impairment.  For clarification purposes there is set forth on Exhibit D hereto an example showing the calculation of EBITDA for Buyer for the twelve-month period ended March 31, 2012.

“Employee Benefit Plans” has the meaning set forth in Section 4.13.

“Employee Confidentiality and Proprietary Rights Agreements” means the employee confidentiality and proprietary rights agreements, substantially in the form attached hereto as Exhibit E hereto, whereby each former employee of Holdings and the Transferred Partnerships shall agree to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment with the Sellers, Buyer and their respective Subsidiaries and to assign to the Buyer and the Transferred Partnerships all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

“Employment Agreement Amendments” means (i) an addendum to the employment agreements of Benjamin P. Cowart and Chris Carlson, in the form attached hereto as Exhibit F-1 (subject to such changes as may be mutually agreeable by the parties thereto); and (ii) an addendum to the employment agreement of Greg Wallace, in the form attached hereto as Exhibit F-2 (subject to such changes as may be mutually agreeable by the parties thereto).

“Environmental Laws” means, as in effect on or prior to the Closing, all foreign, federal, state and local laws, statutes, regulations, ordinances, and rules of common law, and similar provisions having the force or effect of Law relating to pollution or protection of the environment or environmental health and safety, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery, compensation, losses, or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of or exposure to Hazardous Substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f-§§ 300j-11 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Net Working Capital” has the meaning set forth in Section 1.03(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the assets of Sellers listed on Exhibit G hereto.

“Existing BofA Debt” means the debt evidenced by that certain Credit Agreement dated September 30, 2011, by and between the Bank of America, N.A. (as lender) and Holdings (as borrower) pursuant to which the lender made a $4,984,574.11 term loan to borrower on the terms and conditions set forth therein.

“Existing Real Property Debt” means (a) that certain loan in the original principal amount of $640,000 made by Regions Bank (as lender) to B&S LP (as borrower) secured by a deed of trust on the Pflugerville Real Property, and (b)  that certain loan in the original principal amount of $160,000 made by Regions Bank (as lender) to B&S LP (as borrower) secured by a deed of trust or mortgage on the Baytown Real Property.

“Existing Title Policies” has the meaning set forth in Section 7.09(a).

“Final Net Working Capital” means the Net Working Capital as finally determined pursuant to Section 1.03(f).

“Financial Statements” has the meaning set forth in Section 4.06.

“Firm” has the meaning set forth in Section 1.03(f)(iv).

“First Earn-out Period” means the period beginning on the Closing Date and ending twelve (12) months thereafter.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Entity Status), Section 3.02 (Authorization, Valid and Binding Agreement), Section 3.03 (No Breach), Section 3.04 (Ownership), Section 3.05 (Brokerage), Section 3.06 (Securities Matters), Section 4.01 (Formation and Power), Section 4.03 (Authorization, Valid and Binding Agreement), Section 4.04 (No Breach), Section 4.05 (Capitalization), Section 4.09 (Tax Matters), Section 4.19 (Brokerage), Section 5.01 (Entity Status), Section 5.02 (Authorization, Valid and Binding Agreement), Section 5.03 (No Breach), Section 5.04 (Ownership), Section 5.05 (Brokerage), Section 5.06 (No Other Business Assets) and Section 5.07 (Tax Matters).

“GAAP” means United States generally accepted accounting principles as in effect on the Effective Date, applied in a manner consistent with those used in preparing Target’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2011.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“H&H Oil” has the meaning set forth in the Recitals.

“Hazardous Activity” — the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use of Hazardous Substances and any other act, business, operation or activity that  poses a risk of harm to human health or the environment.

“Hazardous Substances” mean (a) any chemical, material or substance defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutant,” “contaminant,” “pollutant,” “toxic substance” or words of similar meaning and effect under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, or any radioactive materials, (c) friable asbestos and asbestos containing materials, (d) radon gas, urea formaldehyde foam insulation, dielectric fluid, and polychlorinated biphenyls, and (e) any other chemical, material or substance present in quantities or concentrations which are prohibited, limited or regulated by any Governmental Body.

“Holdback Escrow Account” means the account established by the Holdback Escrow Agent pursuant to the terms of the Holdback Escrow Agreement.

“Holdback Escrow Agent” means Bank of America, N.A.

“Holdback Escrow Agreement” means the Holdback Escrow Agreement, substantially in the form of Exhibit H attached hereto, to be entered into by Buyer, the Sellers and the Holdback Escrow Agent.

“Holdback Escrow Amount” means an aggregate value of One Million Dollars ($1,000,000), to be deposited into the Holdback Escrow Account pursuant to Section 1.05 hereof.

“Holdback Escrow Funds” means, as of any date of determination, the excess (if any) of the Holdback Escrow Amount over the sum of all distributions and other payments to any Person from the Holdback Escrow Account paid pursuant to the terms of the Holdback Escrow Agreement on or prior to such date of determination.

“Holdback Escrow Period” has the meaning set forth in Section 1.05.

“Holdings” has the meaning set forth in the preamble.

“Holdings Plans” has the meaning set forth in Section 7.06(a)(iv)(14).

“Holdings Purchase Price” has the meaning set forth in Section 1.03(a).

“Indebtedness” means, with respect to any Person, without duplication, all liabilities or obligations of such Person: (i) for borrowed money (principal and interest); (ii) evidenced by bonds, debentures, notes or other similar instruments or under swaps hedges or similar instruments (other than commodity hedges entered into in the ordinary course of business); (iii) under letters of credit; (iv) created or arising under any conditional sale or other title retention agreement with respect to acquired property; (v) under any capitalized leases; (vi) secured by a Lien on any of such Person’s assets; (vii) for employee pension benefit and deferred compensation plans as of the Closing; (viii) for accrued but unpaid interest and unpaid prepayment penalties or premiums that are payable in connection with retirement or prepayment in respect of any of the foregoing; and (ix) for guarantees of another Person in respect of any of the foregoing.  Notwithstanding anything to the contrary contained herein, in the case of Target and the Transferred Partnerships, “Indebtedness” does not include (1) any earnout, deferred purchase price or similar obligations or (2) operating leases.

“Intellectual Property” means all intellectual property rights throughout the world, including all trademarks and service marks and registrations and registration applications therefor (and including the goodwill associated therewith); trade names; Internet domain name registrations; inventions (whether or not patentable), patents and patent applications, together with all reissues, continuations, continuations-in-part, extensions and reexaminations thereof; copyrights and registrations and registration applications therefor, including copyrights in software and databases; trade secrets, know-how and confidential and proprietary information.

“Intellectual Property Assignment Agreement” means the intellectual property agreement to be entered into between Target and the Sellers in the form attached hereto as Exhibit I.

“Interim Financial Statements” has the meaning set forth in Section 7.04(b).

“Inventory” means Target’s and the Transferred Partnerships’ goods, products and other items located at or in transit to or from their facilities for sale to customers, including without limitation feedstock and refined petroleum products.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or any other similar knowledge qualification, means (a) with respect to Holdings, the actual or constructive knowledge of Benjamin Cowart or Chris Carlson, after due inquiry of all relevant employees of Holdings and the Transferred Partnerships who in the ordinary course of business had actual knowledge of the particular applicable item, including, but not limited to Greg Wallace, Mike Steniker, Mike Carter and Douglas Lee, and (b) with respect to B&S LP, the actual or constructive knowledge of Benjamin Cowart, after due inquiry.

“Latest Balance Sheet” has the meaning set forth in Section 4.06.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Body (including any edicts or decrees applicable to the Sellers or the Business).

“Lease” has the meaning set forth in Section 4.08(b).

“Leased Real Property” has the meaning set forth in Section 4.08(b).

“Licenses and Permits” means any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, memberships, accreditations, bonds, consents, orders or similar authorizations, or any waivers of or exceptions to the foregoing, issued by any Governmental Body.

“Lien” means any mortgage, pledge, hypothecation, security interest or encumbrance or charge of any kind (including any conditional sale or other title retention agreement, but excluding applicable federal and state securities Law restrictions) or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code (or similar Law).

“Limited Claims” has the meaning set forth in Section 10.02(d).

“Listed IP” has the meaning set forth in Section 4.11(a).

“Loss” and “Losses” has the meaning set forth in Section 10.02(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or could reasonably be expected to become, individually or in the aggregate,  materially adverse to (a) the assets, liabilities, financial condition, prospects or results of operations of Target and the Transferred Partnerships, taken as a whole, or the Business, (b) the ability of the Sellers to consummate the transactions contemplated herein on a timely basis or (c) the ability of Buyer to operate the Business immediately after the Closing substantially in the manner as was operated by the Sellers immediately prior to the Closing; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (ii) any changes generally affecting the industry in which Target and the Transferred Partnerships participate or the markets in which they operate; (iii) any changes in, or required by, applicable Laws or other binding directives issued by any Governmental Body or the interpretation thereof; (iv) any effect of earthquakes, hurricanes, floods or other natural disasters; (v) any effect of acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the threat thereof; (vi) the execution of this Agreement or the announcement or pendency of the transactions contemplated in this Agreement; (vii) compliance with the terms of, or the taking of any action contemplated in, this Agreement or any related action, and (viii) the taking of any action by, or requested by, Buyer (in the case of the foregoing clauses (i), (ii) and (iii), except to the extent that such matters disproportionately impact Target and the Transferred Partnerships (taken as a whole) relative to other businesses in the industries in which Target and the Transferred Partnerships operate).

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Net Cash Payment” has the meaning set forth in Section 1.03(b)(i).

“Net Working Capital” means (i) all Current Assets of Target and the Transferred Partnerships as of the Closing Date, minus (ii) all Current Liabilities of Target and the Transferred Partnerships as of the Closing Date.  For the avoidance of doubt, the determination of Estimated Net Working Capital and the calculation of Net Working Capital on the Closing Statement shall take into account only the same line items set forth on the Section 1.03(d) and shall be determined or calculated in accordance with GAAP.

“Net Working Capital Target” means Zero Dollars ($0.00).

“Non-competition Agreement” means a non-competition agreement, substantially in the form attached hereto as Exhibit J hereto.

“Objection Period” has the meaning set forth in Section 7.09(b).

“Objections Statement” has the meaning set forth in Section 1.03(e)(iv).

“Offered Employees” has the meaning set forth in Section 8.03(a).

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws and shareholders agreement (if any); (ii) with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or its constituent document; and (v) with respect to any other Person, its comparable Organizational Documents.

“OTCBB” means the OTC Bulletin Board.

“Other Lease” means any arrangement, lease, sublease, license or other agreement or arrangement, written or oral, from which Target and/or the Transferred Partnerships permits or allows all or any portion of the Leased Real Property or Owned Real Property to be used, occupied or enjoyed thereof by any Person or combination thereof.

“Owned Real Property” has the meaning set forth in Section 4.08(c).

“Owned Real Property Consideration” means an amount, as may be adjusted pursuant to Section 1.04(c), equal to One Million, Six Hundred Ninety Thousand Dollars ($1,690,000), minus the amount of the Existing Real Property Debt as of the Closing Date.

“Parties” shall mean Buyer, Target and Sellers.

“Payoff Letters” has the meaning set forth in Section 2.01(e)(xvi).

“Permitted Exceptions” has the meaning set forth in Section 7.09(a).

“Permitted Liens” means: (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Target or the Transferred Partnerships, provided that such contests are accrued on the Financial Statements in accordance with GAAP; (ii) landlords’, mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Leased Real Property or the Owned Real Property which are not violated by the current use and operation of the Leased Real Property and the Owned Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters affecting title to the Leased Real Property or the Owned Real Property which do not materially impair the occupancy or use of the Leased Real Property or the Owned Real Property for the purposes for which they are currently used in connection with Target’s and the Transferred Partnerships’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of Leased Real Property and Owned Real Property; (vii) purchase money liens and Liens securing rental payments under capital lease arrangements, which are included in Indebtedness; (viii)  the Existing BofA Debt and the Existing Real Property Debt; and (ix) Liens created by any act of Buyer.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

“Pflugerville Real Property” has the meaning set forth in Section 7.06(a)(iii).

“PKF” has the meaning set forth in Section 1.03(e)(iv).

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Post-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on Target or the Transferred Partnerships or the assets thereof for any and all portions of Straddle Periods beginning after the Closing Date (determined in accordance with Section 10.09(d) hereof) and (ii) Transfer Taxes to be borne by Buyer pursuant to Section 10.09(c).

“Post-Closing Adjustment” has the meaning set forth in Section 1.03(e)(v).

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on Target or the Transferred Partnerships or the assets thereof for any and all Pre-Closing Periods (ii) any and all Taxes of or imposed on Target or the Transferred Partnerships for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 10.09(d) hereof), (iii) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which Target or the Transferred Partnerships (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (iv) any Taxes of any Seller, and any Taxes relating to a Seller’s ownership of assets that Target holds on the Closing Date attributable to a Tax period or portion thereof ending on or prior to the Closing Date, (v) Transfer Taxes to be borne by the Sellers pursuant to Section 10.09(c), and (vi) any and all Taxes of or imposed on Sellers or their Affiliates including Taxes of Sellers or their Affiliates imposed on Buyer or any of its Affiliates, Target or Target’s Subsidiaries as a result of transferee, successor or similar liability (excluding bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated in this Agreement) occurring on or before the Closing Date.  Notwithstanding anything to the contrary set forth herein: “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period or portion thereof beginning after the Closing Date.

“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proration Document Date” has the meaning set forth in Section 1.04(c).

“Purchase Price” means, collectively, the Holdings Purchase Price and the Owned Real Property Consideration.

“Real Property Escrow” has the meaning set forth in Section 1.04(a).

“Real Property Escrow Company” has the meaning set forth in Section 1.04(a).

“Real Property Escrow Officer” has the meaning set forth in Section 1.04(a).

“Recovery” has the meaning set forth in the Recitals.

“Release” — any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the environment, or into or out of any property.

“Required Title Items” has the meaning set forth in Section 7.09(b).

“Restructuring” has the meaning set forth in Section 7.06.

“Restructuring Agreements” has the meaning set forth in Section 7.06(b).

“Retained Employees” has the meaning set forth in Section 8.03(a).

“Review Period” has the meaning set forth in Section 1.03(e)(ii).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 6.09.

“Second Earn-out Period” means the period between the last day of the First Earn-out Period and the date that is twelve (12) months thereafter.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 10.03.

“Seller Representative” has the meaning set forth in Section 12.18(a).

“Sellers’ Objections” has the meaning set forth in Section 7.09(b).

“Service Contracts” has the meaning set forth in Section 1.04(c)(ii).

“Stock Consideration” has the meaning set forth in Section 1.03(c)(ii).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.  For the purposes of this definition, a Person or Persons shall also include all successors in interest.

“Survey” has the meaning set forth in Section 7.09(c).

“Survey Item” has the meaning set forth in Section 7.09(c)(i).

“Survival Date” has the meaning set forth in Section 10.01(a).

“Target” has the meaning set forth in the preamble.

“Target Intellectual Property” has the meaning set forth in Section 4.11(b).

“Target Owned Intellectual Property” has the meaning set forth in Section 4.11(c).

“Target Transaction Expenses” means the aggregate amount of all fees, costs and expenses incurred by or on behalf of Target or the Transferred Partnerships in connection with the process of selling Target or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated herein or the performance or consummation of the transactions contemplated herein or therein, in each case, that have not been paid prior to Closing, including, without limitation, (i) all investment banking, legal and accounting fees, costs and expenses; (ii) any fees and expenses payable by Target or the Transferred Partnerships associated with Target or the Transferred Partnerships obtaining necessary or appropriate consents of any Governmental Body; (iii) any fees or expenses payable by Target or the Transferred Partnerships associated with Target or the Transferred Partnerships obtaining the release and termination of any Liens; (iv) all brokers’ or finders’ fees; and (v) all sale, change-of-control or similar bonuses, compensation or payments to current or former directors, employees and other service providers of Target and the Transferred Partnerships that are paid or payable as a result of or in connection with the transactions contemplated herein.  Target Transaction Expenses shall not include any amounts incurred by Target or the Transferred Partnerships in connection with Buyer’s financing of the transactions contemplated herein.

“Tax” or “Taxes” shall mean all (i) taxes, charges, withholdings, fees (including vehicle registration fees), levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, fuel, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws); (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with: (a) any item described in clause (i); or (b) the failure to comply with any requirement imposed with respect to any Tax Return; and (iii) liability in respect of any items described in clause (i) and/or (ii) payable by reason of any Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, or by operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Claim Notice” has the meaning set forth in Section 10.09(e)(i).

“Tax Contest” has the meaning set forth in Section 10.09(e)(i).

“Tax Return” shall mean any return, declaration, form, report, claim, informational return (including all Forms 1099) or statement required to be filed with any Governmental Body or Person with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including, without limitation, any such Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document); provided, however, that a Tax Sharing Agreement does not include Contracts entered into in the ordinary course of business, this Agreement or any agreement contemplated herein.

“Taxing Authority” shall mean, with respect to any Tax or Tax Return, the Governmental Body that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Body.

“Termination Notice” has the meaning set forth in Section 7.09(b).

“Third Earn-out Period” means the period between the last day of the Second Earn-out Period and the date that is twelve (12) months thereafter.

“Third-Party Claim” has the meaning set forth in Section 10.05(a).

“Threshold” has the meaning set forth in Section 10.02(b).

“Title Commitments” has the meaning set forth in Section 7.09(a).

“Title Company” has the meaning set forth in Section 1.04(a).

“Title Policy” has the meaning set forth in Section 7.09(a).

“Top Customers” has the meaning set forth in Section 4.21(a).

“Top Suppliers” has the meaning set forth in Section 4.21(b).

“Transaction Documents” means this Agreement, the Holdback Escrow Agreement, the Non-competition Agreement, the Employment Agreement Amendments, the Employee Confidentiality and Proprietary Rights Agreement, the Restructuring Agreements and the other documents contemplated herein.

“Transfer Taxes” has the meaning set forth in Section 10.09(c).

“Transferred Business Assets” has the meaning set forth in Section 7.06(a).

“Transferred Partnerships” has the meaning set forth in the recitals.

“Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Units” has the meaning set forth in the recitals.

“VTX” means VTX, Inc., a Texas corporation.

11.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and incorporated herein by reference and made a part hereof for all purposes.

(c) The words “this Agreement,” “herein,” “herein,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “or” is exclusive, and the word “including” (in its various forms) means “including without limitation.”

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 12
MISCELLANEOUS

12.01 Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto without the joint approval of Buyer and the Seller Representative, unless required by Law (in the reasonable opinion of counsel) in which case Buyer and the Seller Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing shall not restrict or prohibit Buyer from issuing any press release or other public announcement relating to this Agreement or the transactions contemplated hereunder in any 8-K, 10-K or other filing under the Securities Act or rules thereunder, the Exchange Act or rules thereunder, in any analyst meetings and investor conference calls, or otherwise deemed necessary by Buyer, in its sole discretion, in respect of the fact that it has publicly traded securities listed in a national securities exchange; provided that Buyer shall provide the Seller Representative with the 8-K to be filed in connection with the execution of this Agreement no later than three (3) Business Days prior to the date on which such 8-K is to be filed, and shall reasonably consider, but shall have no obligation to incorporate, the Seller Representative’s comments to such 8-K regarding its description of Target and the Sellers if such comments are provided to Buyer no later than one (1) Business Day before such 8-K is to be filed.

12.02 Expenses.  Except as otherwise expressly provided herein, each of Buyer, Target and Sellers shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated in this Agreement (whether consummated or not).  For the avoidance of doubt, the Target Transaction Expenses and any expenses relating to the Restructuring and the transfer of the Transferred Business Assets to Target shall be borne by the Sellers.

12.03 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set forth below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the Business Day following the day on which the same has been delivered to a recognized overnight delivery service (charges prepaid) or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:

Notices to Buyer (and, after the Closing, Target):

Vertex Energy, Inc.
1331 Gemini Street, Suite 250
Houston, TX 77058
Facsimile:  (281) 486-0217
Attention:  David L. Phillips, Director and Chairman,
Related Party Transaction Committee

with a copy to (which shall not constitute notice):

Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, TX 77002
Facsimile:  (713) 238-4700
Attention:  Dallas Parker
Notices to Seller Representative:

Vertex Holdings, L.P.
1331 Gemini Street, Suite 250
Houston, TX 77058
Facsimile:  (281) 486-0217
Attention:  Chris Carlson
with a copy to (which shall not constitute notice):

Sedgwick LLP
333 Bush Street, 30th Floor
San Francisco, CA 94104
Facsimile:  415-781-2635
Attention:  Gary C. Sheppard

Notices to Target (prior to the Closing):

Vertex Acquisition Sub, LLC
1331 Gemini Street, Suite 250
Houston, TX 77058
Facsimile:  (281) 486-0217
Attention:  Chris Carlson

12.04 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other Parties.  Notwithstanding the foregoing, (i) Buyer may assign this Agreement to any Subsidiary of Buyer, or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of any financing arrangements entered into in connection with the transactions contemplated herein and any refinancings, extensions, refundings or renewals thereof, provided that no assignment shall in any way affect Buyer’s obligations or liabilities under this Agreement, and (ii) after the Closing, with Buyer’s consent (not to be unreasonably withheld or delayed), each Seller may assign this Agreement to any of its beneficial owners or successors by operation of law so long as such beneficial owners or successors agree to honor such Seller’s obligations under this Agreement (in the case of beneficial owners, on a pro rata basis based upon their respective percentage beneficial ownership in such Seller).

12.05 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.06 No Strict Construction; Disclosure Schedules.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that each section of the disclosure schedules shall be deemed to incorporate by reference information disclosed in any other section of the disclosure schedules to the extent specifically indicated as such.  Capitalized terms used in the disclosure schedules and not otherwise defined therein have the meanings given to them in this Agreement.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the disclosure schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

12.07 Amendment and Waiver.  Any provision of this Agreement or the disclosure schedules or Exhibits hereto may be amended only in a writing signed by Buyer, Target and the Sellers.  Subject to Section 12.18, no waiver by any party of any provision of this Agreement or any default, misrepresentation or breach hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, misrepresentation or default.

12.08 Complete Agreement.  This Agreement, including the disclosure schedules and Exhibits hereto, and the other Transaction Documents contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation that certain Letter of Intent dated as of June 19, 2012 by and among Buyer, Holdings and B&S LP.

12.09 Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.10 Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Texas.

12.11 Consent to Jurisdiction and Service of Process.  The Parties submit to the exclusive jurisdiction of the state courts located in Houston, Texas or the courts of the United States located in Houston, Texas in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense, in any Action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the Action is brought in an inconvenient forum, or that the venue of the Action is improper.  Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 12.03.

12.12 Waiver of Jury Trial.  Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party herein irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated in this Agreement.  Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such Party understands and has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily, and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12.

12.13 No Third-Party Beneficiaries.  No Person other than the Parties shall have any rights, remedies or benefits under any provision of this Agreement, other than Sections 10.02 and 10.03 (to the extent provided therein).

12.14 Specific Performance.  The Parties agree that, if any of the provisions of this Agreement or any other document contemplated in this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the Parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy at law or in equity.

12.15 Conflict Between Transaction Documents.  The Parties agree and acknowledge that, to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated herein, this Agreement shall govern and control.

12.16 Release.  Effective upon the Closing, except with respect to a claim (i) arising out of this Agreement or the other agreements contemplated herein; or (ii) for indemnification under Target’s Organizational Documents, so long as such claim for indemnification does not arise out of any matter indemnified under ARTICLE 10 of this Agreement, each of the Sellers herein unconditionally and irrevocably waives, releases and forever discharges each of Target and the Transferred Partnerships and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, equity holders, partners, insurers and Affiliates (other than the Sellers) from any and all liabilities of any kind or nature whatsoever arising prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and the Sellers shall not seek to recover any amounts in connection therewith or thereunder from Target or the Transferred Partnerships.  Such released liabilities shall include, without limitation, any right to recover against Target or the Transferred Partnerships for any indemnification claims made against or paid directly or indirectly by Sellers pursuant to ARTICLE 10.  Each of the Sellers understands that this is a full and final release of all claims, demands, causes of action and liabilities arising prior to the Closing Date of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable Action against Target or the Transferred Partnerships, except as expressly set forth in this Section 12.16.  To the extent permitted by Law, each of the Sellers expressly waives all rights afforded by any statute that limits the effect of a release with respect to unknown claims in connection with the release expressly granted by this Section 12.16.  Each of the Sellers understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.

12.17 Nature of Sellers’ Obligations.  Except as otherwise provided herein, the obligations and liabilities of the Sellers under this Agreement are joint and several.

12.18 Seller Representative.

(a) Each Seller constitutes and appoints Chris Carlson as its representative (the “Seller Representative”) and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i) to act on such Seller’s behalf in the absolute discretion of the Seller Representative with respect to all matters relating to this Agreement except for the execution and delivery of any amendment, supplement or modification of this Agreement but including any consent or waiver of any claim or right arising out of this Agreement;

(ii) with respect to the disposition, settlement or other handling of all indemnification claims; and

(iii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated in or deemed advisable to effectuate the provisions of this Section 12.18.

(b) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event.  Each Seller herein consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Seller Representative pursuant to this Section 12.18.  Each Seller agrees that the Seller Representative shall have no obligation or liability to any Person for any action taken or omitted by the Seller Representative in good faith, and each Seller shall indemnify and hold harmless the Seller Representative from, and shall pay to the Seller Representative the amount of, or reimburse the Seller Representative for, any Loss that the Seller Representative may suffer, sustain, or become subject to as a result of any such action or omission by the Seller Representative under this Agreement.

(c) Buyer shall be entitled to rely upon any document or other paper delivered by the Seller Representative as being authorized by Sellers, and Buyer shall not be liable to any Seller for any action taken or omitted to be taken by Buyer based on such reliance.

(d) Until all obligations under this Agreement shall have been discharged (including all indemnification obligations under ARTICLE 10), Sellers who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Purchase Price, may, from time to time upon notice to Buyer, appoint a new Seller Representative upon the death, incapacity or resignation of Seller Representative.  If, after the death, incapacity or resignation of Seller Representative, a successor Seller Representative shall not have been appointed by Sellers within fifteen (15) Business Days after a request by Buyer, Buyer may appoint a Seller Representative from among Sellers to fill any vacancy so created by notice of such appointment to Sellers.

12.19 Action by Buyer.  No waiver, consent, extension, amendment or other action by or on behalf of Buyer pursuant to or as contemplated in this Agreement shall have any effect unless such waiver, consent, extension, amendment or other action is expressly approved by the Related Party Transaction Committee of the Board of Directors of Buyer.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TARGET:

VERTEX ACQUISITION SUB, LLC, a Nevada limited liability company

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart, Manager

SELLERS:

VERTEX HOLDINGS, L.P., a Texas limited partnership

By:  VTX, Inc., a Texas corporation, its general partner

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart, President

B & S COWART FAMILY L.P., a Texas limited partnership

By:	B & S Cowart Investments, LLC, a Texas limited liability company, its general partner

By: /s/ Benjamin P. Cowart
Name: Benjamin P. Cowart, Manager

BUYER:

VERTEX ENERGY, INC., a Nevada corporation

By:	/s/ David L. Phillips
Name:	David L. Phillips
Director and Chairman,
Related Party Transaction Committee